                                                                     EXHIBIT 2.1

                           STOCK PURCHASE AGREEMENT

                                 BY AND AMONG

                             ACTUATE CORPORATION,

                             ACTUATE HOLDING B.V.

                                      AND

                     SHAREHOLDERS OF ACTUATE HOLDING B.V.



                                 June 4, 1999

SCHEDULES
---------

Article II Disclosure Letter
Article III Disclosure Letter

Schedule 2.4 -  Financial Statements

EXHIBITS
--------

Exhibit A -  Lists of Shareholders of Target and the Subsidiaries
Exhibit B -  Outstanding Loans and Letters of Cancellation
Exhibit C -  Escrow Agreement

                            STOCK PURCHASE AGREEMENT


     This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of June 4, 1999 by and among Actuate Corporation, a Delaware corporation ("Actuate" or "Acquiror"), Actuate Holding B.V., a Netherlands corporation ("Actuate B.V." or "Target"), and the Shareholders of Actuate B.V. as listed on Exhibit A (each, a "Target Shareholder" and collectively, the "Target Shareholders").

                                    RECITALS

     A. The Target Shareholders own 38,251 shares of the issued and outstanding capital stock of Target.

     B. Acquiror desires to purchase from the Target Shareholders, and the Target Shareholders desire to sell to Acquiror, 38,251 shares of the issued and outstanding capital stock of Target (the "Target Shares") in exchange for the cash consideration as set forth below.

     NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties agree as follows:


                                   ARTICLE I

                                THE ACQUISITION
                                ---------------

     1.1   The Acquisition.  Subject to the terms and conditions of this
     ----------------------
Agreement, at the Closing (as defined in Section 1.3) Acquiror agrees to purchase from each of the Target Shareholders, and each of the Target Shareholders hereby agrees to sell to Acquiror and to convey, transfer and deliver to Acquiror via a notarial deed of transfer of shares executed by a Dutch notary, all of his or its Target Shares, in exchange for the Purchase Price (as defined in Section 1.2).

     1.2  Purchase Price.  Subject to the provisions of an escrow as provided in
     --------------------
Article IX hereof, Acquiror agrees to deliver to the Target Shareholders at the Closing, five million one hundred sixty-three thousand eight hundred eighty-five dollars ($5,163,885) in the amounts set forth on Exhibit A1 hereof and subject
                                                 ----------
to adjustment as provided below (the "Cash Consideration"). The Cash Consideration shall be reduced dollar for dollar for any payments made by Actuate B.V. from September 30, 1998, to the date of this Agreement to the Target Shareholders (the "Loan Payments") for the
purpose of paying down any loans made by Target Shareholders to Actuate B.V. (the "Outstanding Loans"). The Outstanding Loans are set forth on Exhibit B
                                                                  ---------
attached hereto.

     1.3  Closing
     ------------

          (a) The closing of the Acquisition (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article VII hereof or at such other time as the parties hereto agree (the date on which the Closing shall occur, the "Closing Date"). The Closing shall take place as agreed by the parties hereto.

          (b) At the Closing, (i) Acquiror shall cause to be paid to the trust account of the Dutch notary the Cash Consideration for onward transfer to the Target Shareholders less amounts due for legal, accounting and notarial fees in relation to this Acquisition; and (ii) the Dutch notary shall deliver to Acquiror a statement confirming execution of the Dutch notarial deeds transferring all the Target Shares to Acquiror and a copy of the share register of Target showing Acquiror entered as the shareholder of the Target Shares.


                                   ARTICLE II

      REPRESENTATIONS AND WARRANTIES REGARDING TARGET AND ITS SUBSIDIARIES
      --------------------------------------------------------------------


     Target represents and warrants to Acquiror that the statements contained in this Article II pertain to the period starting from 10 June 1996 (the date on which the shareholders acquired Target) and are true and correct as of 30 April 1999, except as set forth in the disclosure letter delivered by Target to Acquiror prior to the execution and delivery of this Agreement (the "Article II Disclosure Letter"). The Article II Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs in this Article II and the disclosure in any paragraph shall also qualify other paragraphs in this Article II to which such disclosure applies. For purposes of this Article II, "Target" will be deemed to include (and each representation and warranty will apply separately and collectively to) Actuate B.V. and each of its respective subsidiaries (the "Subsidiaries"), unless the context otherwise requires. Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

     2.1  Organization and Power.  Target is a corporation duly organized and
     ----------------------------
validly existing under the laws of its jurisdiction of organization. Target has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on Target. Target has delivered to Acquiror a true and correct copy of the Articles of Incorporation or Bylaws of Target, each amended to date, except for required modifications of the bylaws of Actuate France related to designation of a new director to replace Pierre Braude, to change the registered office, and to increase the capital and to issue shares to employees. Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws except that Actuate France is required to designate a director to replace Pierre Braude. Except as indicated on Exhibit A1 hereof, Target is the owner of all outstanding shares of
             ----------
capital stock of each of its Subsidiaries and all such shares are duly authorized, validly issued, and fully paid. The outstanding shares of capital stock of each such Subsidiary which are owned by Target are free and clear of any liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such subsidiary, or otherwise obligating Target or any such subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Except for shares held in the Subsidiaries, Target does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

     2.2  Capital Structure.  The authorized capital stock of Target consists of
     -----------------------
33,000 class A shares and 7,000 class B shares, each with a nominal value of NLG 1.00, all of which were issued, outstanding and fully paid as of the date of this Agreement. The issued, outstanding and paid up shares of Target are owned by the persons and in the amounts set forth on Exhibit A1 hereof. At the
                                               ----------
Closing the authorized capital of the Subsidiaries will consist of 50,000 shares, 555,500 shares and and 50,000 DM stated capital for Actuate UK, Actuate France and Actuate Germany, respectively, all of which will be issued and outstanding as of the date of the Closing. The issued and outstanding shares of the Subsidiaries at the Closing will be owned by the persons and in the amounts set forth on Exhibit A2 hereof. There are no other outstanding shares of
             ----------
capital stock or voting securities of Target and no outstanding commitments to issue any shares of capital stock or voting securities after the date of the Closing. All outstanding shares of Target capital stock are duly authorized, validly issued, and fully paid and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders hereof, and are not subject to preemptive rights, rights of first refusal, rights of first offer or similar rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound except as otherwise provided in the bylaws of Actuate BV, Actuate UK and Actuate Germany, and more specifically, except for the approval of the shareholders of Target. Except for the rights created pursuant to this Agreement, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Target is a party or by which it is bound obligating Target to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of Target capital stock, except for the issuance of shares of Actuate France to employees before the Closing, or obligating Target to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. All outstanding shares of Target capital stock were issued in compliance with applicable law. It is agreed that at the Closing the employees of the Subsidiaries shall sell their shares held in the Subsidiaries to Acquiror or receive bonuses as indicated in Exhibit A3 (the "Employee Transactions").
                                   ----------

     2.3  Authority
     --------------

          (a) Target has all requisite corporate power and authority to enter into this Agreement, the Escrow Agreement to be entered into among Acquiror, Target, Target Shareholders, a representative of the Target Shareholders (the "Target Shareholders' Agent"), and an escrow agent, in substantially the form attached hereto as Exhibit C (the "Escrow Agreement"), and the other documents
                   ---------
related to this Acquisition (collectively, the "Transaction Documents") to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement has been, and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will be, duly authorized by all necessary corporate action on the part of Target. This Agreement and other Transaction Documents when duly executed and delivered by Target will constitute the valid and binding obligations of Target enforceable against Target in accordance with their terms.

          (b) Upon approval by the shareholders of Target, the execution and delivery of this Agreement and the other Transaction Documents by Target will not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse in time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (i) any provision of the Articles of Incorporation or Bylaws of Target, as amended, or (ii) any Material Contract (as defined in Section 2.21), permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or any of its properties or assets.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality ("Government Entity") is required by or with respect to Target in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

     2.4  Financial Statements.  Target has delivered to Acquiror unaudited
     --------------------------
financial statements for the Subsidiaries (balance sheet and profit and loss statement) as of and for the fiscal year ended December 31, 1998 and for the quarter ended March 31, 1999 attached as Schedule 2.4 (collectively, the
                                         ------------
"Financial Statements"). Neither Target nor the Target Shareholders shall have any responsibility or liability for any changes or modifications of the Financial Statements made by Acquiror, nor for the consequences of any breach of a representation or warranty which results from or relates to such changes or modifications made by Acquiror. The Financial Statements have been presented in accordance with US generally accepted accounting principles ("USGAAP") and Actuate's revenue recognition policies (except that the Financial Statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other. The Financial Statements fairly present the financial condition and operating results of Target as of the dates, and for the periods, indicated therein, subject to normal year-end audit adjustments which are, not material in the aggregate.

     2.5  Absence of Certain Changes.  From March 31, 1999 (the "Target Balance
     --------------------------------
Sheet Date") until 30 April 1999, Target has conducted its business in the ordinary course consistent with past practice and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect on Target; (ii) any acquisition, sale or transfer of any material asset of Target; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates, or revenue recognition practices) by Target or any revaluation by Target of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or the distribution with respect to the shares of Target, or any direct or indirect redemption, purchase or other acquisition by Target of any of its shares in capital stock;
(v) any Material Contract entered into by Target, other than as provided to Acquiror, or any material amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound; (vi) any amendment or change to the Articles of Incorporation or Bylaws of Target; (vii) any increase in or modification of the compensation or benefits payable or to become payable by Target to any of its directors, employees or consultants except in connection with the Employee Transactions; (viii) capital expenditures or capital commitments by Target exceeding $2,000 individually or $10,000 in the aggregate; (ix) destruction of, damage to or loss of any material assets, business or customer of Target (whether or not covered by insurance); (x) labor trouble or claim of wrongful discharge or other unlawful labor practice or action except in connection with the dismissal of H. Philipp; (xi) any negotiation or agreement by Target to do any of the things described in the preceding clauses (i) through (x) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement and discussions related to the Employee Transactions); or (xii) any payment made by Target to Target Shareholders for the purpose of paying down loans made by Target Shareholders.

     2.6  Absence of Undisclosed Liabilities.  Target has no material liability,
     ---------------------------------------
indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, individually or in the aggregate, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be set forth in the Target Balance Sheet under USGAAP) which individually or in the aggregate
(i) has not been reflected in the Target Balance Sheet (as defined in Section
2.12 hereof) or (ii) has not arisen in the ordinary course of business since the Target Balance Sheet Date and before 30 April 1999, in amounts consistent with prior periods.

     2.7.  Accounts Receivable.  The accounts receivable shown on the Target
     --------------------------
Balance Sheet arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts and returns provided for in such balance sheet. Allowances for doubtful accounts and returns are adequate and have been prepared in accordance with the past practices of Target. The accounts receivable of Target arising after the Target Balance Sheet Date and prior to 30 April 1999 arose in the ordinary course of business and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and returns determined in accordance with the past practices of Target. None of the accounts receivable are subject to any material claim of offset or recoupment, or counterclaim and Target has no knowledge of any specific facts that would be reasonably likely to give rise to any such claim. No material amount of accounts receivable are contingent upon the performance by Target of any obligation. No agreement for deduction or discount has been made with respect to any accounts receivable.

     2.8  Litigation.  There is no private or governmental action, suit,
     ----------------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened (including allegations that could form the basis for future action) against Target or any of its properties or officers or directors (in their capacities as such), nor is there any reasonable basis therefor. There is no judgment, decree or order against Target, or, to the knowledge of Target, any of its directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Target. All litigation to which Target is a party (or, to the knowledge of Target, threatened to become a party) is disclosed in the Article II Disclosure Letter.

     2.9  Restrictions on Business Activities. There is no agreement, judgment,
     -----------------------------------------
injunction, order or decree binding upon Target that has or could reasonably be expected to have the effect of prohibiting or impairing any current or future business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted by Target.

     2.10  Government Authorization.  Target has obtained each federal, state,
     -------------------------------
local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which Target currently operates or holds any interest in any of its properties or (ii) that is required for the operation of Target's business or the holding of any such interest ((i) and (ii) herein collectively called "Target Authorizations"), and all of such Target Authorizations are in full force and effect, except where the failure to obtain or have any such Target Authorizations could not reasonably be expected to have a Material Adverse Effect on Target.

     2.11  Title to Property.  Target has good and marketable title to all of
     ------------------------
its properties, interests in properties and assets, real and personal, necessary for the conduct of its business as conducted as of 30 April 1999 or which are reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date but before 30 April 1999 (except properties, interests in properties and assets sold or otherwise disposed of in the ordinary course of business since the Target Balance Sheet Date), or with respect to leased properties and assets, valid leasehold interests therein, in each case free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) the lien of current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) liens securing debt that are reflected on the Target Balance Sheet. All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent generally accepted accounting principles require the same to be reflected.

     2.12  Taxes.
     ------------

          (a) All Tax returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and material information statements, returns and reports) required to be filed with any Tax authority by 30 April 1999, by or on behalf of the Subsidiaries (collectively, "Tax Returns" and individually a "Tax Return"), have been completed and filed when due (including any extensions of such due date) and all amounts shown on such Tax Returns due on or before 30 April 1999 have been paid on or before such date. The March 31, 1999 balance sheet included in the Financial Statements (the "Target Balance Sheet") (i) fully accrues all actual and contingent liabilities for Taxes with respect to all periods through March 31, 1999 and the Subsidiaries have not incurred any Tax liability in excess of the amount reflected on such Target Balance Sheet with respect to such periods (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of local GAAP and for Tax purposes), and (ii) properly accrues in accordance with local GAAP all material liabilities for Taxes payable after March 31, 1999 with respect to all transactions and events occurring on or prior to such date. No material Tax liability for the period from March 31, 1999 to 30 April 1999 has been incurred by Target other than in the ordinary course of business.

          (b) Target has previously provided or made available to Acquiror true and correct copies of all Tax Returns. Target has withheld and paid to the applicable financial institution or Tax authority all amounts required to be withheld. There has been no tax audit of Tax Returns filed with respect to Taxable years of Target through the Taxable year ended 1998. Target (or any member of any affiliated or combined group of which Target has been a member) has not been granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect. There is no material claim, audit, suit, proceeding, or (to the knowledge of Target) investigation now pending or (to the knowledge of Target) threatened against or with respect to Target in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax authority has been received by Target, and there are no liabilities for Taxes (including liabilities for interest, additions to Tax and penalties thereon and related expenses) with respect to the issues that have been raised (and are currently pending) by any Tax authority that could, if determined adversely to Target, materially and adversely affect the liability of Target for Taxes. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of Target. Target has no Tax exemptions or other Tax-sharing agreement or order of a foreign government applicable to it. For purposes of this Agreement, the following terms have the following meanings:
"Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax authority") responsible for the imposition of any such tax (domestic or foreign), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person. As used in this Section 2.12, the term "Target" means Target and any entity included in, or required under local GAAP to be included in, any of the Target Financial Statements.

     2.13  Employee Benefit Plans.
     -----------------------------

          (a) Target maintains and has administered all employee benefit plans in compliance with the applicable laws and regulations of the country in which Target and Target's Subsidiaries are located;

          (b) Target has not, since July 1, 1996, terminated, suspended, discontinued contributions to or withdrawn from any employee benefit plan;

          (c) Target has provided to Acquiror complete, accurate and current copies of each of the following:

               (i) The text (including amendments) of each of its employee benefit plans, to the extent reduced to writing;

               (ii) A summary of each of the employee benefit plans, to the extent not previously reduced to writing;

          (d) As of 30 April 1999 all contributions, premiums or other payments due from Target to (or under) any employee benefit plan have been fully paid or adequately provided for on the books and financial statements of Target. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

     2.14  Employees and Consultants.
     --------------------------------

          (a) Target has provided Acquiror with a true and complete list of all individuals employed by the Target as of 30 April 1999 and the position and base compensation payable to each such individual. The Article II Disclosure Letter contains copies of any written employment agreements, consulting agreements or termination or severance agreements to which Target is a party and a description of any such oral agreements.

          (b) Target is not a party to or subject to a labor union or a collective bargaining agreement or arrangement, except for the "SYNTEC" Collective Convention which applies obligatorily to Actuate France, and is not a party to any labor or employment dispute, except for the negotiations with Mr. Philipp, a former employee of Actuate Germany.

          (c) Except for the Employee Transactions and the transactions hereunder, the consummation of the transactions contemplated herein will not result in (i) any amount becoming payable by Target to any employee, director or independent contractor of Target, (ii) the acceleration of payment or vesting of any benefit, option or right to which any employee, director or independent contractor of Target may be entitled, (iii) the forgiveness of any indebtedness of any employee, director or independent contractor of Target or (iv) any cost becoming due or accruing to Target or the Acquiror with respect to any employee, director or independent contractor of Target.

          (d) Target has not received or been notified of any complaint by any employee, applicant, union or other party of any discrimination or other conduct forbidden by law or contract, nor to the knowledge of Target, is there a basis for any complaint, except such complaints as could not reasonably be expected to have a Material Adverse Effect.

          (e) Target's action in complying with the terms of this Agreement will not violate any agreements with any of Target's employees.

          (f) Target has filed all required reports and information with respect to its employees that are due prior to 30 April 1999 and otherwise has complied in its hiring, employment, promotion, termination and other labor practices with all applicable laws and regulations. Target has filed any such reports and information that are required to be filed prior to 30 April 1999.

          (g) Target is not aware that any of its employees or contractors is obligated under any agreement, commitments, judgment, decree, order or otherwise (an "Employee Obligation") that could reasonably be expected to interfere with the use of his or her best efforts to promote the interests of Target or that could reasonably be expected to conflict with any of Target's business as conducted or proposed to be conducted. Neither the execution nor delivery of this Agreement nor the conduct of Target's business as conducted or proposed, will, to Target's knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation.

     2.15  Related-Party Transactions. Except for the Outstanding Loans, no
     ---------------------------------
employee, officer, or director of Target or member of his or her immediate family is indebted to Target, nor is Target indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, or any firm or corporation that competes with Target, except to the extent that employees, officers, or directors of Target and members of their immediate families own stock in publicly traded companies that are affiliated with, may have a business relationship with, or may compete with the Company. No member of the immediate family of any officer or director of Target is directly or indirectly interested in any material contract with Target.

     2.16  Insurance. There is no material claim pending under any insurance
     ----------------
policies of Target as to which coverage has been questioned, denied or disputed by the underwriters of such policies. All premiums due and payable under all such policies have been paid and Target is otherwise in compliance with the terms of such policies.

Target has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

     2.17  Compliance with Laws.  Except for the requirement to designate a
     ---------------------------
director of Actuate France to replace Pierre Braude, Target have complied with, are not in violation of, and have not received any notices of violation with respect to, any applicable law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Target.

     2.18  Brokers' and Finders' Fees. Target has not incurred, nor will it
     ---------------------------------
incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     2.19  Trade Relations.  Target has not within the three-year period prior
     ----------------------
to 30 April 1999 terminated its relationship with or refused to ship products to any dealer, distributor, OEM, third party marketing entity or customer which had theretofore paid or been obligated to pay Target in excess of Twenty Thousand Dollars ($20,000) over any consecutive twelve (12) month period. No claims have been communicated or, to Target's knowledge, threatened against Target with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other material violation of any laws or regulations relating to anti-competitive practices or unfair practices of any kind, and, to Target's knowledge, no specific situation, set of facts, or occurrence prior to 30 April 1999 provides any valid basis for any such claim.

     2.20  Customers and Suppliers. As of 30 April 1999, no customer which
     ------------------------------
individually accounted for more than 1% of Target's gross revenues during the 12 month period preceding such date, and no supplier of Target, has canceled or otherwise terminated, or made any threat to Target to cancel or otherwise terminate its relationship with Target for any reason including, without limitation the consummation of the transactions contemplated hereby, or has at any time on or after December 31, 1998 but before 30 April 1999 decreased materially its services or supplies to Target in the case of any such supplier, or its usage of the services or products of Target in the case of such customer, and to Target's knowledge as of 30 April 1999, no such supplier or customer intended to cancel or otherwise terminate its relationship with Target or to decrease materially its services or supplies to Target or its usage of the services or products of Target, as the case may be. Target has not knowingly breached, so as to provide a benefit to Target that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Target.

     2.21  Material Contracts.  Except for the material contracts described in
     ------------------------
the Article II Disclosure Letter (collectively, the "Material Contracts"), as of 30 April 1999 Target was not a party to or bound by any Material Contract, including without limitation:

          (a) any distributor, sales, agency or manufacturer's representative contract which is not included on the booking list and which involves more than $50,000 ;

          (b) any contract for capital expenditures or any continuing contract for the purchase of materials, supplies, equipment, advertising or services involving in the case of any such contact more than $20,000 over the life of the contract;

          (c) any trust indenture, mortgage, promissory note, loan agreement of other contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with USGAAP;

          (d) any contract limiting the freedom of Target to engage in any line of business or to compete with any other person or any confidentiality, secrecy or non-disclosure contract outside of the ordinary course of business;

          (e)  any contract pursuant to which Target leases any real property;

          (f) any contract pursuant to which Target leases any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property with a value exceeding $20,000;

          (g) any contract with any person with whom the Target does not deal at arm's length; and

          (h) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person.

     2.22  No Breach of Material Contracts.  As of 30 April 1999 the Target has
     -------------------------------------
performed all of the obligations required to be performed by it and was entitled to all benefits under, and was not alleged to be in default in respect of, any Material Contract. As of 30 April 1999 each of the Material Contracts was in full force and effect, unamended, and there existed no default or event of default or event, occurrence, condition or act, with respect to Target or to Target's knowledge with respect to the other contracting party, or otherwise that, with or without the giving of notice, the lapse of the time or the happening of any other event or conditions, could reasonable by expected to (A) become a default or event of default under any Material Contract, which default or event of default could reasonably be expected to have a Material Adverse Effect on Target or (B) result in the loss or expiration of any material right or option by Target (or the gain thereof by any third party) under any Material Contract.

     2.23  Minute Books.  The minute books of Target made available to Acquiror
     ------------------
contain a complete and accurate summary of all meetings of directors and shareholders or actions by written consent from 10 June 1996 through 30 April 1999 and reflect all transactions referred to in such minutes accurately in all material respects, except that the books of Actuate France are not up-to-date.

     2.24  Complete Copies of Materials.  Target has delivered or made available
     ----------------------------------
true and complete copies of each document which has been requested by Acquiror or its counsel in connection with their legal and accounting review of Target.

     2.25  Representations Complete.  None of the representations or warranties
     ------------------------------
made by Target herein or in any Schedule hereto, including the Article II Disclosure Letter, or certificate furnished by Target pursuant to this Agreement, when all such documents are read together in their entirety, contains as of 30 April 1999 any untrue statement of a material fact, or omits as of 30 April 1999 to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                  ARTICLE III

            ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE TARGET
            -------------------------------------------------------
                            AND TARGET SHAREHOLDERS
                            -----------------------


     Each of Target and Target Shareholders individually (and not jointly and severally) represents and warrants to Acquiror that the statements contained in this Article III are true and correct, except as set forth in the Article III Disclosure Letter. The Article III Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III, and the disclosure in any paragraph shall also qualify other paragraphs in this Article III to which it applies. Nothing in the Article III Disclosure Letter shall be deemed to adequately disclose an exception to a representation or warranty made herein, however, unless the Article III Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Any reference in this Article III to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies. For purposes of this Article III, "Target Shareholders" will be deemed to include (and each representation and warranty will apply individually to) each Target Shareholder unless the context otherwise requires.

     3.1  Title to Target Common Stock.  The Target Shareholders own the Target
          ----------------------------
Shares in the amounts set forth on Exhibit A1 hereof, beneficially and of
                                   ----------
record, free and clear of any liens, claims, encumbrances, or proprietary interests of any third party. There is not outstanding any subscription, option, warrant, call, right or other agreement or commitment obligating such Target Shareholder to issue, sell, deliver or transfer (including any right of conversion or exchange under any outstanding security or other instruction) any shares of capital stock of Target.

     3.2  Authority.
     --------------

          (a) Each Target Shareholder which is a corporation or partnership has all requisite power and authority to enter into this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of each Target Shareholder, subject to approval of the Target Shareholders, and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby, will be duly authorized by all necessary action on the part of each Target Shareholder. This Agreement has been, and the other Transaction Documents to which such Target Shareholder will be a party will be, duly executed and delivered by such Target Shareholder, subject to approval of the Target Shareholders, and constitute the valid and binding obligations of such Target Shareholder enforceable against such Target Shareholder in accordance with their terms.

          (b) Each Target Shareholder which is an individual has the capacity to enter into this Agreement and the other Transaction Documents to which he is a party and to consummate the transactions contemplated hereby and thereby. All actions on the part of such Target Shareholder necessary for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly taken, subject to approval of the Target Shareholders, and the other Transaction Documents to which such Target Shareholder is a party, and the consummation of the transactions contemplated thereby, will be duly taken before the Closing. This Agreement has been, and the other Transaction Documents to which such Target Shareholder is a party will be, duly executed and delivered by such Target

Shareholder, subject to approval of the Target Shareholders, and constitute the valid and binding obligations of such Target Stockholder enforceable against such Target Shareholder in accordance with their terms.

          (c) Subject to approval of the Target Shareholders, the execution and delivery of this Agreement and the other Transaction Documents by Target Shareholders do not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under any provision of the Articles of Incorporation or Bylaws of Target, as amended.

          (d) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Target Shareholders in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable law.


                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF ACQUIROR
                   ------------------------------------------


     Acquiror represents and warrants to Target and Target Shareholders that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Acquiror to Target to prior to the execution and delivery of this Agreement (the "Acquiror Disclosure Letter").
The Acquiror Disclosure Letter shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall qualify only the corresponding paragraph in this Article IV. Nothing in the Acquiror Disclosure Letter shall be deemed adequate to disclose an exception to representation or warranty made herein, however, unless the Acquiror Disclosure Letter identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). Any reference in this Article IV to an agreement being "enforceable" shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium and the relief of debtors, and
(ii) the availability of specific performance, injunctive relief and other equitable remedies.

     4.1  Organization, Standing and Power.  Acquiror is a corporation duly
     -------------------------------------
organized, validly existing and in good standing under the laws of its jurisdiction of organization. Acquiror has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Material Adverse Effect on Acquiror. Acquiror has delivered a true and correct copy of the Certificate of Incorporation and Bylaws of Acquiror, each as amended to date, to Target. Acquiror is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws.

     4.2  Authority.
     --------------

          (a) Acquiror has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Acquiror. This Agreement and the other Transaction Documents have been duly executed and delivered by Acquiror and constitute the valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms.

          (b) The execution and delivery of this Agreement and the other Transaction Documents do not, and the consummation of the transactions contemplated hereby and thereby will not conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation of acceleration of any obligation or loss of a benefit under, or require a consent to assignment or a notation under (i) any provision of the Certificate of Incorporation or Bylaws of Acquiror, or (ii) any contract, agreement, permit, concession, franchise, license, judgment, order, decree, state, law, ordinance, rule or regulation applicable to Acquiror, except in the case of clause (ii) as would not have a Material Adverse Effect on Acquiror.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror in connection with the execution and delivery of this Agreement or the other Transaction Documents by Acquiror or the consummation by Acquiror of the transactions contemplated hereby or thereby, except for (i) the filing of a Form 8-K with the SEC and National Association of Securities Dealers ("NASD") within 15 days after the Closing Date, (ii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country, or, (iii) such other consents, authorizations; filings, approvals and registrations that, if not obtained or made, would not have a Material Adverse Effect on Acquiror and would not prevent, materially alter or delay the consummation of the Acquisition.

     4.3  Litigation.  There is no private or governmental action, suit,
     ---------------
proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Acquiror, threatened against Acquiror or any of its respective properties or any of its officers or directors (in their capacities as such) that, individually or in the aggregate, could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement.

     4.4  Compliance with Laws.  Acquiror has complied with, is not in violation
     -------------------------
of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Acquiror.

     4.5  Representations Complete.  None of the representations, warranties or
      ----------------------------
statements made by Acquiror herein, including the Acquiror Disclosure Letter, or certificate furnished by Acquiror pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.


                                   ARTICLE V

                       CONDUCT PRIOR TO THE CLOSING DATE
                       ---------------------------------


     5.1  Conduct of Business of Target.  During the period from the date of
     ----------------------------------
this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Target and Target Shareholders agree (except to the extent expressly contemplated by this Agreement or as consented to in writing by Acquiror), not to cause any of the following, or cause any of the Subsidiaries to do, cause or permit any of the following, without the prior written consent of Acquiror:

          (a) Charter Documents.  Cause any amendments to its Articles of
              -----------------
Incorporation or Bylaws except for Actuate France;

          (b) Dividends; Changes in Capital Stock.  Declare or pay any dividends
              -----------------------------------
on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock.

          (c) Material Contracts.  Enter into any contract the value of which
              ------------------
is in excess of $100,000 or enter into any other material contract, agreement, license or commitment, or violate, amend or otherwise modify or waive any of the terms of any of its material contracts, agreements or licenses other than in the ordinary course of business consistent with past practice;

          (d) Exclusive Rights.  Enter into or amend any agreements pursuant
         ----------------
to which any other party is granted exclusive marketing, manufacturing or other exclusive rights of any type or scope with respect to any of its products or technology;

          (e) Dispositions.  Sell, lease, license or otherwise dispose of or
              ------------
encumber any of its properties or assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole, except for dispositions in the ordinary course of business consistent with past practice;

          (f) Indebtedness. Incur any indebtedness for borrowed money or
              ------------
guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business (including invoice discounting and factoring).

          (g) Leases.  Enter into any operating lease requiring payments in
              ------
excess of $10,000 except for the relocation of Actuate France.

          (h) Capital Expenditures.  Incur or commit to incur any capital
              --------------------
expenditures in excess of $10,000 in the aggregate, except as specifically identified in the Article II Disclosure Letter;

          (i)  Insurance.  Materially reduce the amount of any material
               ---------
insurance coverage provided by existing insurance policies;

          (j) Termination or Waiver.  Terminate or waive any right of
              ---------------------
substantial value, other than in the ordinary course of business;

          (k) Employee Benefits; Severance.  Except for the Employee
              ----------------------------
Transactions, take any of the following actions: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for increases in salary or wages of non-officer employees in the ordinary course of business and in accordance with past practices, (ii) grant any additional severance or termination pay to, or enter into any employment or severance agreements with, any officer or employee except for the negotiations with Helmut Philipp, (iii) enter into any collective bargaining agreement, or, (iv) establish, adopt, enter into or amend in any material respect any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers and employees;

          (l) Lawsuits.  Commence a lawsuit or arbitration proceeding other than
              --------
(i) for the routine collection of bills, or (ii) for a breach of this Agreement;

          (m) Acquisitions.  Acquire or agree to acquire by merging or
              ------------
consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its subsidiaries' business, taken as a whole;

          (n) Taxes.  Make any material Tax election other than in the ordinary
              -----
course of business and consistent with past practice, change any material Tax election, adopt any Tax accounting method other than in the ordinary course of business and consistent with past practice, change any Tax accounting method, file any Tax return (other than any estimated tax returns, immaterial information returns, payroll tax returns or value added tax returns) or any amendment to a Tax return, enter into any closing agreement, settle any Tax claim or assessment unless due or consent to any Tax claim or assessment provided that Acquiror shall not unreasonably withhold or delay approval of any of the foregoing actions;

          (o) Revaluation.  Revalue any of its assets, including without
              -----------
limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; or

          (p) Other. Take or agree in writing or otherwise to take, any of the
              -----
actions described in Sections 5.1 (a) through (o) above, or any action which would make any of its representations or warranties contained in this Agreement untrue or incorrect or prevent it from performing or cause it not to perform its covenants hereunder.

     5.2.  Notices.  Target shall give all notices and other information
     -------------
required to be given to the employees of Target, pursuant to applicable law in connection with the transactions provided for in this Agreement.


                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS
                             ---------------------


     6.1  No Solicitation.
     ---  ---------------

          (a) From and after the date of this Agreement until the Closing Date, Target shall not, directly or indirectly, through any officer, director, employee, representative or agent, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for an acquisition, consolidation, business combination, sale of all or substantially all of the assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving Target, or transactions inconsistent with the Acquisition, other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) agree to, approve or recommend any Takeover Proposal.

          (b) Target shall notify Acquiror immediately (and no later than 24 hours) after receipt by Target (or its advisors or agents) of any Takeover Proposal or any request for information in connection with a Takeover Proposal or for access to the properties, books or records of Target by any person or entity that informs Target that it is considering making, or has made, a Takeover Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

     6.2  Access to Information.
     ---  ---------------------

          (a) Target shall afford Acquiror and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to (i) all of Target's and its Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Target and its Subsidiaries as Acquiror may reasonably request. Target agrees to provide to Acquiror and its accountants, counsel and other representatives copies of internal financial statements promptly upon request.

          (b) Subject to compliance with applicable law, from the date hereof until the Closing Date, each of Acquiror and Target shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations.

          (c) No information or knowledge obtained in any investigation pursuant to this Section 6.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Acquisition.

     6.3  Public Disclosure.  Unless otherwise required by law, from the date
     ---  -----------------
hereof to the Closing Date, no disclosure (whether or not in response to an inquiry) shall be made by any party hereto regarding the subject matter of this Agreement unless approved by Acquiror prior to release except in connection with the Employee Transactions or in connection with the shares of Target held by the Estate of Pierre Braude. Any public announcement by Acquiror regarding the subject matter of this Agreement shall be delivered to Target prior to release.

     6.4  Consents; Cooperation.
     ---  ---------------------

          (a) Each of Acquiror and Target shall promptly apply for or otherwise seek, and use all reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Acquisition. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any federal, state or foreign antitrust or fair trade law.

          (b) Each of Acquiror and Target shall use all commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement.

     6.5  Update Disclosure; Breaches.  From and after the date of this
     ---  ---------------------------
Agreement until the Closing Date, each party hereto shall promptly notify the other party, by written update to its Disclosure Schedule, of (i) the occurrence or non-occurrence of any event which would be likely to cause any condition to the obligations of any party to effect the Acquisition and the other transactions contemplated by this Agreement not to be satisfied, or (ii) the failure of Target, Acquiror, or a Target Shareholder, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Acquisition and the other transactions contemplated by this Agreement not to be satisfied. The delivery of any notice pursuant to this Section 6.5 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

     6.6  Legal Requirements.  Each of Acquiror, Target Shareholders and Target
     ---  ------------------
will, and Target will cause its Subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     6.7  Escrow Agreement.  On or before the Closing Date, the parties to the
     ---  ----------------
Escrow Agreement shall execute and deliver the Escrow Agreement.

     6.8  Additional Agreements; Reasonable Efforts.  Each of the parties agrees
     ---  -----------------------------------------
to use all reasonable efforts to take, or cause to be taken all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including cooperating fully with the other party, including by provision of information. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement or to vest Acquiror with full title to all properties, assets, rights, approvals, immunities and franchises of Target, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     6.9  Relationship between Acquiror and LinkUS and others.  Acquiror has not
     ---  ---------------------------------------------------
compensated and undertakes not to compensate LinkUS, its employees or consultants or the Target Shareholders for services related to or in connection with this transaction; provided, however, that Acquiror shall have the right to receive future consulting and/or management services unrelated to this transaction from LinkUS, its employees and consultants, and the Target Shareholders and to compensate them for such services at market rates. In such case Acquiror agrees to provide the Target Shareholders' Agent with written notice of any such future agreement and services. The obligations of Acquiror contained in this Section 6.9 shall survive the termination of this Agreement and terminate eighteen (18) months after the Closing Date.

     6.10 Payments to LinkUS.  Acquiror agrees that within fifteen (15) days of
     ---- -------------------
the Closing Date, it shall pay or cause to be paid, all debts owed to LinkUS as of the date hereof by the Subsidiaries.


                                  ARTICLE VII

                         CONDITIONS TO THE ACQUISITION
                         -----------------------------


     7.1  Conditions to Obligations of Each Party to Effect the Acquisition.
     ---  -----------------------------------------------------------------
The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

          (a) No Injunctions or Restraints; Illegality.  No temporary
              ----------------------------------------
restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Acquisition shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Acquisition, which makes the consummation of the Acquisition illegal or otherwise prohibits consummation of the transactions contemplated hereby. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

          (b) Governmental Approval.  Acquiror and Target and its Subsidiaries
              ---------------------
shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Acquisition.

     7.2  Additional Conditions to Obligations of Target and Target
     ---  ---------------------------------------------------------
Shareholders. The obligations of Target and Target Shareholders to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Target and Target Shareholders:

          (a) Representations, Warranties and Covenants.  Except as disclosed in
              -----------------------------------------
the Acquiror Disclosure Letter, (i) the representations and warranties of Acquiror in this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Acquiror shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

          (b) Certificate of Acquiror.  Target shall have been provided with a
              -----------------------
certificate executed on behalf of Acquiror by its President and its Chief Financial Officer to the effect that, as of the Closing Date:

              (i) all representations and warranties made by Acquiror under this Agreement are true and complete in all material respects; and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by Acquiror on or before such date have been so performed in all material respects.

          (c) No Material Adverse Changes.  There shall not have occurred any
              ---------------------------
Material Adverse Effect with respect to Acquiror taken as a whole.

     7.3  Additional Conditions to the Obligations of Acquiror.  The obligations
     ---  ----------------------------------------------------
of Acquiror to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Acquiror:

          (a) Representations, Warranties and Covenants. Except as disclosed in
              -----------------------------------------
the Article II and Article III Disclosure Letters (i) the representations and warranties of Target and Target Shareholders in Article III of this Agreement shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality which representations and warranties as so qualified shall be true in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) Target and Target Shareholders shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

          (b) Certificate of Target.  Acquiror shall have been provided with a
              ---------------------
certificate executed on behalf of Target and a certificate executed by Target Shareholders to the effect that, as of the Closing Date;

              (i) the representations and warranties made by Target and those made by Target Shareholders in Article III of this Agreement are true and complete in all material respects; and

              (ii) all covenants, obligations and conditions of this Agreement to be performed by Target and the Target Shareholders on or before such date have been so performed in all material respects.

          (c) Resignation of Officers and Directors.  The officers and directors
              -------------------------------------
of Target in office immediately prior to the Closing Date shall have resigned as officers and directors of Target effective as of the Closing Date.

          (d) Transaction Documents.  Target and each of the Target Shareholders
              ---------------------
shall have entered into the Transaction Documents to which they are a party and the Escrow Agent and Target Shareholders' Agent shall have entered into the Escrow Agreement.

          (e) Outstanding Loans. All Outstanding Loans and accrued interest as shown in Exhibit B shall have been canceled unless otherwise agreed.

          (f) Royalties.  Target shall have paid to Acquiror up to $300,000 for
              ---------
certain royalties owed to Acquiror.

          (g) Financial Audit.  Acquiror and Acquiror's auditor shall have
              ---------------
completed a financial audit of Target and the Subsidiaries.

          (h) Employee Letters.  The employees listed on Exhibit A3 shall have
              -----------------                          ----------
executed and delivered letters in form and substance satisfactory to Acquiror in relation to the Employee Transactions.

          (i) Service Agreements.  All service agreements between LinkUS and
              ------------------
Target and/or the Subsidiaries shall have been terminated.

                                 ARTICLE VIII

                  TERMINATION, EXPENSES, AMENDMENT AND WAIVER
                  -------------------------------------------


     8.1  Termination.  At any time prior to the Closing Date, whether before or
     ---  -----------
after approval of the matters presented in connection with the Acquisition by Acquiror of Target, this Agreement may be terminated:

          (a) by mutual consent duly authorized by the Board of Directors of Acquiror and Target;

          (b) by either Acquiror or Target, if, without fault of the terminating party, the Closing shall not have occurred on or before July 31, 1999; provided that (i) a later date may be agreed upon in writing by the parties hereto and
(ii) the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been the cause or resulted in the failure of the

Acquisition to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by Acquiror, if Target shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days of receipt by Target of written notice of such breach, provided that the right to terminate this Agreement by Acquiror under this Section 8.1(c) shall not be available to Acquiror where Acquiror is at that time in material breach of this Agreement;

          (d) by Target, if Acquiror shall breach any representation, warranty, obligation or agreement hereunder and such breach shall not have been cured within ten (10) business days following receipt by Acquiror of written notice of such breach, provided that the right to terminate this Agreement by Target under this Section 8.1(d) shall not be available to Target where Target is at that time in material breach of this Agreement;

     8.2  Effect of Termination.  In the event of termination of this Agreement
     ---  ---------------------
as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquiror or Target or their respective officers, directors, Target Shareholders and affiliates, except to the extent that such termination results from the breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that, the provisions of Section 8.3 (Expenses and Termination Fees) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement.

     8.3  Expenses and Termination Fees.  Whether or not the Acquisition is
     ---  -----------------------------
consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel) shall be paid by the party incurring such expense.

     8.4  Extension; Waiver.  At any time prior to the Closing Date any party
     ---  ------------------
hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                          ESCROW AND INDEMNIFICATION
                          --------------------------


     9.1  Survival of Representations, Warranties and Covenants.
     ---  -----------------------------------------------------
Notwithstanding any investigation conducted before or after the Closing Date, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances which Acquiror, Target or Target Shareholders may have as a result of such investigation or otherwise, Acquiror, Target and Target Shareholders will be entitled to rely upon the other party's respective representations, warranties and covenants set forth in this Agreement. The representations and warranties of Acquiror will terminate upon the Closing. The obligations of Target and Target Shareholders with respect to their respective representations, warranties, agreements and covenants will survive the Closing and continue in full force and effect until the expiration of the Escrow Period (as defined in Sections 9.5) at which time, the representations, warranties, agreements and covenants of Target and Target Shareholders and any liability with respect thereto will terminate.

     9.2  Indemnity. From and after the Closing Date, and subject to the
     ---  ---------
provisions of this Article IX, Acquiror shall be indemnified and held harmless by Target Shareholders against, and reimbursed for, any actual liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof, imposed on or reasonably incurred by Acquiror as a result of any breach of any representation, warranty, agreement or covenant on the part of Target or Target Shareholders under this Agreement with respect to facts and circumstances existing before 30 April 1999 (collectively the "Damages"). "Damages" as used herein is not limited to matters asserted by third parties (see Section 9.12), but includes Damages incurred or sustained by Acquiror in the absence of claims by a third party. If the Closing occurs, claims for Damages against the Escrow Fund (as defined below) in accordance with this Article IX shall be the sole and exclusive remedy of Acquiror for breaches of representations, warranties, agreements or covenants by Target and Target Shareholders under this Agreement, and Acquiror shall have no other claim or remedy against Target or its directors, or any Target Shareholder.

     9.3  Escrow Fund.
     ---  -----------

          (a) As security for the indemnity provided for in Section 9.2 hereof, ten percent (10%) of the Cash Consideration payable pursuant to Section 1.2 shall be deposited by Acquiror in an escrow account with Greater Bay Trust Company (or other mutually acceptable institution) as Escrow Agent (the "Escrow Agent"), as of the Closing Date, such deposit, together with any interest earned thereon, to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth in this Agreement and the provisions of the Escrow Agreement to be executed and delivered pursuant to
Section 6.7. The provisions of the Escrow Agreement shall correspond and not conflict with the terms of this Article IX. Subject to the provisions of this
Article IX, Acquiror shall be entitled to obtain indemnity from the Escrow Fund for Damages covered by the indemnity provided for in Section 9.2 of this Agreement.

The Escrow Fund shall be considered as conditional payment of part of the Cash Consideration, to be paid to Target Shareholders in accordance with this Article IX.

          (b) The Escrow Fund shall be allocated among the Target Shareholders in accordance with the allocation set forth on Exhibit A1 hereof. All fees and
                                               ----------
costs in connection with the Escrow Fund shall be paid by Acquiror.

     9.4  Damage Threshold. Acquiror may not receive any payment from the Escrow
     ---  ----------------
Fund unless and until an Officer's Certificate (as defined in Section 9.6 below) identifying Damages, which in the aggregate exceeds $50,000 (the "Damage Threshold"), has been delivered to the Escrow Agent as provided in Section 9.6 below and such amount is determined pursuant to this Article IX to be payable, in which case Acquiror shall receive cash equal to the amount of Damages in excess of $ 50,000, except as otherwise provided in this Article IX. In determining the amount of any Damages attributable to a breach, any materiality or knowledge standard contained in a representation, warranty or covenant of Acquiror shall be disregarded.

     9.5  Escrow Period. The Escrow Fund and Escrow Agreement shall terminate
     ---  -------------
either (i) on the date six (6) months following the Closing Date (the "Termination Date"), provided that on such date there remain no unsatisfied or contested claims which have been specified in an Officer's Certificate delivered to the Escrow Agent prior to the Termination Date, or (ii) if such unsatisfied or contested claims exist on the Termination Date, then on the date that all amounts in the Escrow Fund will have been finally and fully paid pursuant to the terms of this Article IX.

     9.6.  Claims; Objections to Claims.
     ----  -----------------------------

          (a) No claim of Acquiror for Damages against the Escrow Fund will be paid unless, on or before the Termination Date, the Escrow Agent has received a certificate signed by the chief financial or chief executive officer of Acquiror (an "Officer's Certificate") specifying:

              (i) that Acquiror has incurred, paid or properly accrued (in accordance with local GAAP) Damages or that a claim or dispute exists in respect of facts or circumstances existing prior to 30 April 1999 that could, unless successfully defended, entitle Acquiror to Damages, in a aggregate stated amount with respect to which Acquiror is entitled to payment from the Escrow Fund pursuant to this Agreement; and

              (ii) in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was incurred, paid or properly accrued (in accordance with local GAAP), or the basis for such anticipated liability, and the specific nature of the breach of representation, warranty or covenant under this Agreement to which such item is related.

          (b) At the time of delivery of any Officer's Certificate to the Escrow Agent pursuant to Section 9.6(a), a duplicate copy of such Officer's Certificate shall be delivered to the Target Shareholders' Agent (along with a copy of any supporting documents reasonably available to Acquiror that relate to the claims
set forth in the Officer's Certificate).   For a period of forty-five (45) days
after such delivery to the Target Shareholders' Agent, the Escrow Agent shall make no delivery of cash unless the Escrow Agent shall have received written
authorization form the Target Shareholders' Agent to make such delivery.   After
the expiration of such forty-five (45) day period, the Escrow Agent shall make delivery of the cash in the Escrow Fund in accordance with Section 9.7 hereof, provided however that no such payment may be made if the Target Shareholders' Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent and to Acquiror prior to the expiration of such forty-five (45) day period.

     9.7.  Payment of Claims.
     ----  ------------------

          (a) Upon receipt by the Escrow Agent on or before the Termination Date of an Officer's Certificate for a claim for Damages against the Escrow Fund, the Escrow Agent shall:

              (i) If there are no objections presented by Target Shareholders' Agent pursuant to Section 9.6(b) of this Agreement with respect to such claim within the forty-five (45) day period, deliver to Acquiror cash in the Escrow Fund in an amount necessary to indemnify Acquiror for the Damages claimed, provided, however that no payment shall be made from the Escrow Fund until Damages are actually incurred or paid.

              (ii)  If objections to the claim have been presented pursuant to
Section 9.6(b) hereof, then Escrow Agent shall make no payment in relation to such claim until and unless (A) the Escrow Agent receives a copy of a joint memorandum from Target Shareholders' Agent and Acquiror pursuant to Section 9.8(a), or an Award rendered by the arbitrator pursuant to the provisions of
Section 9.8 hereof, in which case the Escrow Agent shall make payment as instructed in the joint memorandum or the Award; or (B) the Acquiror notifies Escrow Agent that no Damages will be required to be incurred or paid or otherwise withdraws its claims. If (B) occurs after the Termination Date, then amounts held in Escrow in relation to such withdrawn claim shall be distributed to Target Shareholders in accordance with Section 9.10 below.

          (b) All claims against the Escrow Fund that are allowed pursuant to this Article IX shall be charged to the account of each Target Shareholder in accordance with the allocation set forth on Exhibit A1 hereof, as amended on or
                                            ----------
before the Closing. Each Shareholder is responsible only for its prorata share of such payments from the Escrow Fund. The amount of Damages payable to Acquiror may not exceed the amount in the Escrow Fund, and if there is at any time insufficient cash in the Escrow Fund to pay Acquiror any Damages, Acquiror shall have no right of recourse against any Target Shareholder, Target or its directors.

     9.8.  Resolution of Conflicts; Arbitration
     ----  ------------------------------------

          (a) In case the Target Shareholders' Agent shall object in writing pursuant to Section 9.6(b) to any claim or claims by Acquiror made in any Officer's Certificate delivered pursuant to Section 9.6(a), the Target Shareholders' Agent and Acquiror shall attempt in good faith for a period of sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Target Shareholders' Agent and Acquiror should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the cash from the Escrow Fund in accordance with the terms thereof.

          (b) If the parties have not resolved the dispute during such sixty
(60) day period, then within an additional ten (10) day period the parties will mutually agree on and appoint a single arbitrator who is familiar with the computer software industry (or, in connection with a tax dispute, who has expertise in tax matters). If the parties cannot agree upon a single arbitrator, then such an arbitrator shall be selected by the London Court of International Arbitration (LCIA)). Within ten (10) days of such appointment, the parties will each deliver to the arbitrator and to each other a written proposal of that party's final recommended resolution to the dispute (the "Proposal"), along with all written arguments or documentation supporting such recommended resolution. This will be the final proposal each party can make concerning the dispute except as otherwise provided in paragraph (c) below. Within seventy-five (75) days of the appointment of such arbitrator, the arbitrator shall issue a final award (the "Award") taking into account the two Proposals. Any judgment upon the Award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

          (c) The arbitrator may request reasonable written clarification of the documents previously provided for his review during the thirty (30) days after
such appointment.   Any material provided to the arbitrator shall also be
simultaneously provided to the opposing party.   The opposing party will be
entitled, during the five (5) days following delivery of such material, to provide a written response or rebuttal to same to the arbitrator and the other party.

          (d) Any such arbitration shall be conducted in London and the language of the arbitration shall be English. The single arbitrator shall be compensated for his or her services at a rate to be determined by the parties or, failing their agreement, by decision of the LCIA, based upon a reasonable hourly or daily consulting rate for the arbitrator.

          (e) The arbitrator may award either party its costs and attorneys fees. Pending such award, however, the fees of the arbitrator will be shared equally by the parties and each party will bear its own costs and attorneys fees.

          (f) The Award shall contain the arbitrator's findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached, and the arbitrator shall deliver to each party a signed copy of the Award.

          (g) A copy of the Award shall be furnished to the Escrow Agent, which shall distribute funds from the Escrow Fund in accordance with its terms.

     9.9.  Target Shareholders' Agent.
     ----  ---------------------------

          (a) Schroder Ventures Holdings Limited shall be constituted and appointed as the Target Shareholders' Agent for and on behalf of the Target Shareholders to give and receive notices and communications, to authorize delivery to Acquiror of the cash from the Escrow Fund in satisfaction of claims by Acquiror, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgments of the Target Shareholders' Agent for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days' prior written notice to Acquiror. The Target Shareholders' Agent may resign upon thirty (30) days' prior written notice to Acquiror. No bond shall be required of the Target Shareholders' Agent, and the Target Shareholders' Agent shall receive no compensation for his services. Notices or communications to or from the Target Shareholders' Agent shall constitute notice to or from each of the Target Shareholders. Upon the resignation of Target Shareholders' Agent, a new Agent shall be designated by the holders of a majority in interest of the Escrow Fund, within ten (10) days of the effective date of such resignation.

          (b) The Target Shareholders' Agent shall not be liable for any act done or omitted hereunder as Target Shareholders' Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Target Shareholders shall severally indemnify the Target Shareholders' Agent and hold him harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Target Shareholders' Agent and arising out of or in connection with the acceptance or administration of his duties hereunder.

          (c) The Target Shareholders' Agent shall have reasonable access to information about Target and the reasonable assistance of Target's officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Target Shareholders' Agent shall treat confidentially and not disclose any nonpublic information from or about Target to anyone (except on a need to know basis to individuals who agree to treat such information confidentially).

     9.10  Distribution Upon Termination of Escrow Period.
     ----  -----------------------------------------------

          (a) Within five (5) business days following the Termination Date, the Escrow Agent shall deliver to the Target Shareholders all of the cash in the Escrow Fund in excess of any amount of cash reasonably necessary to satisfy any unsatisfied or contested claims for Damages specified in an Officer's Certificate delivered to the

Escrow Agent on or before the Termination Date with respect to facts and circumstances existing prior to 30 April 1999. As soon thereafter as any such individual unsatisfied or contested claim has been resolved, the Escrow Agent shall make payment in accordance with Section 9.7 hereof and deliver to the Target Shareholders all cash remaining in the Escrow Fund which is not required to satisfy other unsatisfied or contested claims. As soon as all such unsatisfied or contested claims have been resolved, the Escrow Agent shall deliver to the Target Shareholders all cash remaining in the Escrow Fund.

          (b) Deliveries of cash to the Target Shareholders pursuant to this
Article IX shall be made in proportion to the allocation set forth in Exhibit A.
                                                                      ---------
     9.11  Actions of the Target Shareholders' Agent.  A decision, act, consent
     ----  ------------------------------------------
or instruction of the Target Shareholders' Agent shall constitute a decision of all Target Shareholders for whom cash otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each such Target Shareholder, and the Escrow Agent and Acquiror may rely upon any decision, act, consent or instruction of the Target Shareholders' Agent as being the decision, act, consent or instruction of each and every such Target Shareholder. The Escrow Agent and Acquiror are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent of instruction of the Target Shareholders' Agent.

     9.12.  Third-Party Claims.  In the event Acquiror becomes aware of a third-
     -----  -------------------
party claim which Acquiror believes may result in a claim for Damages against the Escrow Fund before the Termination Date, Acquiror shall promptly notify the Target Shareholders' Agent of such claim, and the Target Shareholders' Agent shall be entitled, at his expense, to participate in any defense of such claim. Acquiror shall have the right to settle any such claim; provided, however, that Acquiror may not effect the settlement of any such claim without the consent of the Target Shareholders' Agent, which consent shall not be unreasonably withheld. In the event that the Target Shareholders' Agent has consented to any such settlement, the Target Shareholders' Agent before the Termination Date shall have no power or authority to object under Section 9.6 or any other provision of this Article IX to the amount of any claim by Acquiror against the Escrow Fund for indemnity with respect to such settlement.


                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------


     10.1.  Notices.  All notices and other communications hereunder shall be in
     -----  --------
writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

        (a)  if to Acquiror, to:

                    Actuate Software Corporation
                    999 Baker Way, Suite 200
                    San Mateo, CA 94404
                    Attention: Chief Financial Officer
                    Facsimile No.: (650) 638-2020

                    with a copy to:

                    Gunderson Dettmer Stough Villeneuve
                    Franklin & Hachigian, LLP
                    155 Constitution Drive
                    Menlo Park, CA 94025
                    Attention: Jeffrey P. Higgins
                    Facsimile No.:  (650) 321-2800

        (b)  if to Target, to:

                    Actuate Holding B.V.
                    Locatellikade 1
                    Parnassustoren
                    1076 AZ Amsterdam
                    Attention: Maria van der Sluijs-Plantz
                    Facsimile No.:  31 20 673 0016

        (c)  if to Target Shareholders, to:

                    Schroder Ventures French Enterprise Fund L.P.1 c/o Schroder Venture Managers Limited
                    22 Church Street
                    PO Box HM 1368
                    Hamilton HM FX
                    Bermuda
                    Facsimile No.: 1 441 292 24 37

                    Schroder Ventures French Enterprise Fund UKLP
                    c/o Schroder Ventures Holdings Limited
                    20 Southampton Street
                    London WC2E 7QG

                    England
                    Facsimile No.: 44 171 240 5346

                    SUK VFIV Nominees Limited
                    P.O. Box 71
                    Arnold House
                    St. Julian's Avenue
                    St. Peter Port
                    Guernsey, Channel Islands, GY1 3QL
                    Facsimile No.: 01481 711656

                    Mr. Michael Berman
                    14, Caroline Terrace
                    London SW1 W8JS
                    United Kingdom
                    Facsimile No.:  44 171 259 9711

                    Mr. Patrick Chancerelle
                    34, rue du Professeur Guyon
                    78430 Louveciennes, France
                    Facsimile No.:  33 1 69 85 78 69



                    Mr. Andrew Ferrier
                    Ankoglstrasse 28
                    D-81825 Munchen
                    Germany
                    Facsimile No.:  49 89 43 088608

                    Mr. Gilles Vliegen
                    3, rue Ernest Hebert
                    75116  Paris, France
                    Facsimile No.:  33 1 45 03 53 09

        (d)  if to Target Shareholders' Agent

                    Schroder Ventures Holdings Limited
                    20 Southampton Street
                    London WC2E 7QG
                    England
                    Facsimile No.:  44 171 240 5346

        10.2.  Interpretation.  When a reference is made in this Agreement to
        -----  --------------
Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "include", "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation". In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities. Any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a party's "knowledge" means such party's actual knowledge after due and diligent inquiry of officers and directors of such party and its subsidiaries reasonably believed to have knowledge of such matters. The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement", "the date hereof", and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 4, 1999. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    10.3.  Counterparts.  This Agreement may be executed in one or more
    -----  ------------
counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    10.4.  Entire Agreement, No Third Party Beneficiaries.  This Agreement, the
    -----  -----------------------------------------------
Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, including the Target Disclosure Letters and the Acquiror Disclosure Letter constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall not confer upon any other person any rights or remedies hereunder.

    10.5. Severability. In the event that any provision of this Agreement, or
    ----- -------------
the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such a void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

    10.6. Remedies Cumulative.  Any and all remedies herein expressly conferred
    ----- -------------------
upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

    10.7.   Governing Law; Arbitration.  This Agreement shall be governed by and
    -----  ----------------------------
construed in accordance with the laws of the Netherlands without regard to applicable principles of conflicts of law. Any dispute arising out of or in connection with this Agreement shall be referred to and finally resolved by arbitration under the LCIA Rules by a sole arbitrator, and such Rules are deemed to be incorporated herein by reference; provided, however, that any dispute arising exclusively under Article IX hereof shall also be subject to the special procedures defined in Section 9.8. The place of arbitration shall be London, and the language to be used in the arbitral proceedings shall be English.

    10.8.  Assignment.  Neither this Agreement nor any of the rights, interests
    -----  -----------
or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

    10.9.  Rules of Construction.  The parties hereto agree that they have been
    -----  ----------------------
represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.


    IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.


ACTUATE CORPORATION

By:    _____________________
Name:  _____________________
Title: _____________________

ACTUATE HOLDING B.V.                         MICHAEL BERMAN

By:    _____________________            ____________________
Name:  Peter Baines
Title: Director


By:    _____________________
By:    TMF Management B.V.
Name:  _____________________
Title: _____________________

SCHRODER VENTURES FRENCH                     PATRICK CHANCERELLE
   ENTERPRISE FUND L.P. 1

By:   _____________________             _____________________
      for and on behalf of Schroder
      Venture Managers Inc. as
      General Partner of Schroder
      Ventures French Enterprise
      Fund L.P.1

By:   _____________________
      for and on behalf of Schroder
      Venture Managers Inc. As
      General Partner of Schroder
      Ventures French Enterprise
      Fund L.P.1

SCHRODER VENTURES FRENCH                     GILLES VLIEGEN
ENTERPRISE FUND UKLP

By:   _____________________             _____________________
      for and on behalf of Schroder
      Holdings Limited as General
      Partner of Schroder Ventures
      French Enterprise Fund UKLP

                  SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

SUK VFIV NOMINEES LIMITED                    ANDREW FERRIER

By:   ______________________            _____________________
      for and on behalf of SUK VF
      IV Nominees Limited (A) as
      the designated nominee for
      Barings (Guernsey) Limited (i)
      Trustee of Schroder UK Venture
      Fund IV Trust, and (ii) Custodian
      of Schroder Venture Fund IV
      LPI and Schroder UK Venture
      Fund LP2 and (B) as nominee for
      Schroder Venture Managers
      (Guernsey) Limited as manager
      of the Schroder UK Venture
      Fund IV Co-Investment Fund


By:   ______________________
      for and on behalf of SUK VF
      IV Nominees Limited (A) as
      the designated nominee for
      Barings (Guernsey) Limited (i)
      Trustee of Schroder UK Venture
      Fund IV Trust, and (ii) Custodian
      of Schroder Venture Fund IV
      LPI and Schroder UK Venture
      Fund LP2 and (B) as nominee for
      Schroder Venture Managers
      (Guernsey) Limited as manager
      of the Schroder UK Venture
      Fund IV Co-Investment Fund

                   SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

                                                                      Exhibit A1


List of Target Shareholders Actuate BV

                                   Number of   Total Proceeds     Paid at Closing    Escrow Proceeds          Escrow
                                    Shares                 ($)                 ($)                ($)    Percentages
Class A

SVFEF LPI                              12,688       1,712,880           1,541,592            171,288           33.17%
SVFEF UKLP                              7,112         960,120             864,108             96,012           18.59%
SUK VFIV Nominees Ltd.                 13,200       1,782,000           1,603,800            178,200           34.51%

Class B

G. Vliegen                              1,749         236,115             212,504             23,611            4.57%
M. Berman                               1,749         236,115             212,504             23,611            4.57%
P. Chancerelle                          1,749         236,115             212,504             23,611            4.57%
A. Ferrier                                  4             540                 486                 54            0.01%

                           Total       38,251       5,163,885           4,647,498            516,387          100.00%

There is one additional shareholder of Actuate BV which is not a Target
Shareholder: the Estate of P. Braude which holds 1,749 shares of Target.

                                                                      Exhibit A2

Shareholders of the Subsidiaries

                                                                Number of Shares
Actuate France
--------------
                Actuate Holding B.V.                                   499,949
                John Michael Berman                                         10
                Pierre Braude                                               10
                Patrick Chancerelle                                         10
                Gilles Vliegen                                              10
                Stephane Querel                                             10
                Peter Baines                                                 1

                Lionel Vogel                                            11,100 *
                Andrew Ferrier                                          11,100 *
                Stephane Querel                                         33,300 *

                                        Total Actuate France           555,500

Actuate UK
----------
                Actuate Holding BV                                      45,000
                Nicholas D. Whitehead                                    1,500
                Alan Hamilton                                            1,500
                Andrew Ferrier                                           1,000
                Adrian J. Huxley                                           500
                Alexandra J. McGrath                                       500

                                        Total Actuate UK                50,000
Actuate Germany
---------------
                Actuate Holding B.V.                                    50,000 DM capital


* to be issued before Closing

                                                                      Exhibit A3
Employee Transactions


(1)  Sale of Shares                                Number of     Percentage of
     --------------
                                                      Shares    Total Proceeds       Total Proceeds ($)
     Actuate France
     --------------
                      Stephane Querel                 33,300             1.86%                  111,600
                      Lionel Vogel                    11,100             0.62%                   37,200
                      Andrew Ferrier                  11,100             0.62%                   37,200

     Actuate UK
     ----------
                      Nicholas D. Whitehead            1,500             1.65%                   99,000
                      Alan Hamilton                    1,500             1.65%                   99,000
                      Andrew Ferrier                   1,000             1.10%                   66,000
                      Adrian J. Huxley                   500             0.55%                   33,000
                      Alexandra J. McGrath               500             0.55%                   33,000

(2)  Payment of Bonus
     ----------------

     Actuate Germany
     ---------------
                      Helmut Philipp                                     0.84%                   50,400
                      Udo Lothmann                                       0.14%                    8,400
                      Marko Merkel                                       0.14%                    8,400
                      Andrew Ferrier                                     0.28%                   16,800

                                                         Total          10.00%                  600,000

ACTUATE HOLDING B.V.                                                  EXHIBIT B
SHAREHOLDER LOANS AND ACCRUED INTEREST


                                            PRINCIPAL AMOUNT (FF)   Interest (4/6/99)
-------------------------------------------------------------------------------------
SUK VFIV Nominees Ltd.                                 7,498,200            1,031,666
-------------------------------------------------------------------------------------
Schroder Ventures French Enterprise                    7,206,739              987,510
 Fund LP1
-------------------------------------------------------------------------------------
Schroder Ventures French Enterprise                    4,040,561              553,662
 Fund UKLP
-------------------------------------------------------------------------------------
M. Berman                                                349,124               47,428
-------------------------------------------------------------------------------------
Estate of P. Braude                                      349,124               47,836
-------------------------------------------------------------------------------------
P. Chancerelle                                           349,124               47,968
-------------------------------------------------------------------------------------
G. Vliegen                                               157,063               29,585
-------------------------------------------------------------------------------------

Disclosures to Actuate Corp

Agreement
Chapter           Disclosure


2.5 Loan of $455k made by Actuate Corp to Actuate GmbH in May 1999 for the following purposes:
                  -   repayment of Dresdner Bank due to cancellation of contract
                  -   payment of overdue debts from the 3 opcos to LinkUS
2.5 Intercompany transfers of BV loans (FF4 million) to Germany in 1998, paperwork was completed in April 1999
2.5 Certain employees have purchased shares in the Opcos although not during the month of April
2.5 With the recruitment of a replacement Country Manager in France whilst the existing manager, Lionel Vogel, was still in place there is a risk that he may institute a claim for constructive dismissal
2.6           Dresdner Bank - DM 301k revenue reversed April
                            - cash to be repaid end May
2.6 H. Philipp termination costs - settlement - salary and benefits through 30/9/99 plus Q1 commission earned plus compensation for loss of opportunity to earn commissions through 1999 = $127k (agreed 12/5 with D Gaudreau and O Gachot) payment - May and June salary at end of relevant month, balance due 15/7/99
2.6 Although there is no liability as of 30/4/99 we may incur a legal liability regarding the repositioning of two French employees, Stephane Querel and Lionel Vogel
2.6           Interopco loans have been made as follows:
                   19/3/99      Pds 20.000       UK to Germany
                   13/4/99      Pds 20.000       UK to Germany
                   19/4/99      Pds 35.000       UK to Germany (paid direct to
                   LinkUS by           UK on behalf of Germany)
                   23/4/99      Pds 57.144       UK to France
2.6 A list of payables for each opco has been made available with the financial statements
2.6 Additional amounts will become due to accountants, lawyers etc. as a result of the sale of the business
2.7           Note receivables in France
                           - Adecco - FFr61.085,60 due 27/5
                           - Rumeur Publique - FFr143.067,78 due 31/5

2.7           Account receivables
                     Start Holding, Germany - DM 127k consulting services in process of being delivered Bayerisches Landesvermessungsamt, Germany - balance of licences, DM 42k to be delivered in June
                     Munich Re, Germany - account has been paid but subject to a final test process being satisfactorily completed in May, if not accepted, liability exists to repay Systems Union, UK - receivable of Pds 123k will not be collected before final contract is signed, anticipated 24/5 Bromley Group, UK - phase payments may slip dependent on their sales to customers in Ireland
2.8 Possibility of legal action from H. Philipp if settlement not confirmed as per note above (2.6)

2.8 Ivo Luers, former employee in Germany, one month salary, DM 10k approx. To be paid in July 99 through required procedure
2.12 Risk that French car allowances could be assesed as compensation and therefore incur social charges
2.12 There is a risk that the Royalty payments in all countries could be assessed for withholding tax
2.12 Risk of French witholding tax and social charges for fees paid to Kaz Lissowski
2.12 Risk of Social Charges liability in each country on value of employee shares/cash bonus
                                    UK               $26k
                                    France           $67k
                                    Germany          $30k
2.12                      UK VAT Pds.37k to be paid (due 30/4)
2.12                      Social charges France FF 120k (due 15/4)
2.12 Risk that German Finanzamt will view the France and UK services invoices as a way of transferring hidden profits - $800k at 30%
2.13          Non mandatory Employee Benefits:

                           UK:

---------------------------------------------------------------------------------------------------------------------------------
                               Start Date              Car          Pension              BUPA         Permanent    Life Assurance
---------------------------------------------------------------------------------------------------------------------------------
                                                 Allowance     Contribution    Private Health     Health/Income  Death in Service
---------------------------------------------------------------------------------------------------------------------------------
                                                               (5% x basic)                         Replacement 4 x basic salary)
---------------------------------------------------------------------------------------------------------------------------------
                                         (per a(per)annum)      (per annum)       (per annum)       (per annum)       (per annum)
---------------------------------------------------------------------------------------------------------------------------------
              Renewal Date:                                                         1st April         1st April      1st December
---------------------------------------------------------------------------------------------------------------------------------
Alan Hamilton                    01.01.99     (pound)8.000     (pound)3.250     (pound)520,80     (pound)230,70     (pound)247,00
---------------------------------------------------------------------------------------------------------------------------------
Alex Cable                       06.10.97     (pound)8.000     (pound)1.855     (pound)894,36     (pound)230,70     (pound)140,98
---------------------------------------------------------------------------------------------------------------------------------
Adrian Huxley                    17.03.97     (pound)8.000     (pound)1.500     (pound)357,00     (pound)168,91     (pound)114,00
---------------------------------------------------------------------------------------------------------------------------------
Russell Cooper                   12.01.98     (pound)8.000     (pound)1.700     (pound)314,52     (pound)121,25     (pound)129,20
---------------------------------------------------------------------------------------------------------------------------------
Umesh Sangaralingam              08.02.99     (pound)6.000     (pound)1.900     (pound)314,52     (pound)114,66     (pound)144,40
---------------------------------------------------------------------------------------------------------------------------------
Chris Bradfield                  02.11.98         (pound)0     (pound)1.250     (pound)314,52     (pound)121,20      (pound)95,00
---------------------------------------------------------------------------------------------------------------------------------
Kate Evans                       01.12.98         (pound)0
---------------------------------------------------------------------------------------------------------------------------------
                                                             (7.5% x basic)
---------------------------------------------------------------------------------------------------------------------------------
John Riglar                      07.07.97     (pound)5.268     (pound)3.047     (pound)357,00     (pound)240,18     (pound)154,38
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
None of the benefits are statutory other than minimum holiday entitlements.
---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
All employees are entitled to 20 working days vacation in addition to public holidays.
---------------------------------------------------------------------------------------------------------------------------------

              Germany:

------------------------------------------------------------------------------------
                                        Car          Pension            Health
------------------------------------------------------------------------------------
                                  Allowance     Contribution         Insurance
------------------------------------------------------------------------------------
                                (per annum)      (per annum)       (per annum)
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
Marko Merkel                       DM18.000         DM13.260           DM3.671
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
Udo Lothmann                      DM 14.400         DM13.260           DM3.211
------------------------------------------------------------------------------------

                  France:

--------------------------------------------------------------------------------------------------------
                                        Car             Food            Health Permanent
--------------------------------------------------------------------------------------------------------
                                  Allowance          Coupons         Insurance Health/Income
--------------------------------------------------------------------------------------------------------
                                (per annum)      (per annum)       (per annum) (per annum)
--------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------
Ferreol Perez                      FF84.000         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Stephane Querel                    FF61.800         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Lionel Vogel                       FF61.800         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Vincent Costellazione              FF55.200         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Alain Darmon                       FF47.796         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Serge Mignon                       FF47.796         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Juliette Lambret                        Nil         FF11.000           FF4.800
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Car parking provided at employee request - currently 2spaces at FF11.400 pa each
--------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------
Juliette Lambret receives 50% of monthly public transport ticket FF 1.632 pa
--------------------------------------------------------------------------------------------------------

2.13   Variable compensation plans for all employees have been made available
       2.13 Plans have been suspended/terminated for employees who have left the company
2.14 Kate Evans in UK is on temporary contract, moving to permanent with the agreement of O. Gachot, Actuate Corp VP International
2.14 Michael Freimuth provides consulting services on a regular basis in Germany, no contract signed
2.14 An off record declaration for personal covenance was given related to relocation of Lionel Vogel in France
2.15 Loan to French employee, Stephane Querel, ( outstanding amount ?) due to be repaid from his share of the sale proceeds
2.15 The CEO of Eurosales Finance (factoring company) is the cousin of Andrew Ferrier
2.16   Copies of insurance policies in each country have been made available
2.20   Dresdner Bank cancellation at DM300k represents more than 1% of revenue

2.20 There is a dispute over an unfulfilled marketing services contract in the UK with Probe Marketing. They are claiming Pds.15.000 for services which have not been provided
2.21 Contract for Customer Marketing Event in UK in October (Rugby World Cup England vs. New Zealand) $11,000.00
2.21   Office leases - UK         Pds   6735.00 pm       Expiry    7/99
                       France     FFr 35601,00 pm                  4/00
                       Germany    DM  9799,28 pm (Q2foc)           12/99
2.21 A list of all bookings from start of operations to 31/3/99 has been provided for each country
2.21   A copy of the agreement with Eurosalesfinance has been made available
2.21   On going services contracts exist as follows:
                       UK         LinkUS
                                  ABS Training
                                  Hill Murray Rogerson (PR)
                                  Open Software Technology (Consulting DMG)
                       France     LinkUS
                                  Rumeur Publique (PR)
                                  Audit et Finance (Accounting Services)
                       Germany    LinkUS
                                  Roland Ackermann (PR)
2.21 Ongoing informal contracts exist with accounting firms for the provision of accounting services as follows:
                       UK         John Whittingham
                       Germany    Leinauer & Mueller
2.23   No minute books are required for Actuate GmbH
5.1 H. Philipp termination, severance agreed with Actuate Corp (see 2.6 above)


                                                       AF  31.5.99

                                                                       Exhibit C

          ESCROW AGREEMENTThis ESCROW AGREEMENT (this "Agreement") is made and entered into as of June__, 1999, by and among Actuate Corporation, a Delaware corporation ("Actuate"), Actuate Holding B.V., a Netherlands corporation ("Actuate BV"), Schroder Ventures Holdings, Ltd., an English company, as the representative ("Shareholders' Agent") of the shareholders of Actuate BV (individually, a "Shareholder" and collectively the "Shareholders") and Greater Bay Trust Company, a National Banking corporation ("Escrow Agent").

                                  WITNESSETH:

          WHEREAS, Actuate and Actuate B.V. and the Shareholders are parties to that certain Stock Purchase Agreement dated as of June__, 1999 (collectively, with all schedules, letters, exhibits and certificates referred to therein, the "Purchase Agreement"), which provides that Actuate will purchase all of the outstanding capital stock of Actuate BV held by the Shareholders (the "Purchase");

          WHEREAS, the Purchase Agreement provides that at the Closing (as defined in the Purchase Agreement), certain of the cash proceeds delivered in connection with the Purchase and otherwise payable to the Shareholders pursuant thereto will be deposited in escrow (the "Escrow") pursuant to this Agreement to be held by the Escrow Agent, to compensate Actuate for Damages (as defined in the Purchase Agreement) that it may incur by reason of an inaccuracy, breach, nonfulfillment or noncompliance of representations, warranties, covenants and agreements of Actuate BV and the Shareholders;

          WHEREAS, the Escrow Agent has been constituted agent to hold and deliver the funds deposited with it in accordance with this Agreement; and

          WHEREAS, the parties hereto desire to set forth further terms and conditions in addition to those set forth in the Purchase Agreement relating to the operation of the Escrow.

          NOW, THEREFORE, in consideration of the mutual promises and covenants contained in the Purchase Agreement and herein, the parties agree as follows:

                                   ARTICLE I

                                  Escrow Fund
                                  -----------

          1.1  General.  The Purchase Agreement, a copy of which is attached
          ---  -------
hereto as Exhibit A, by this reference is incorporated herein and made a part of
          ---------
this Agreement to the same extent as if its terms were fully set forth herein. Capitalized terms used herein and defined in the Purchase Agreement shall have the defined meanings set forth in the Purchase Agreement when used herein, unless otherwise defined herein or unless the context otherwise requires.

          1.2  Appointment.  Actuate and Shareholders' Agent hereby appoint
          ---  -----------
Escrow Agent as escrow agent to serve in such capacity in accordance with the terms and conditions as set forth in this Agreement. Escrow Agent hereby accepts such appointment.

          1.3  Consent of Shareholders.  Each Shareholder has agreed in writing
          ---  -----------------------
to (a) the deposit into Escrow of an amount of cash to form the Escrow Fund (as defined below) to secure the indemnification obligations of the Shareholders under Article IX of the Purchase Agreement in the manner set forth therein, (b) the appointment of the Shareholders' Agent as his, her or its representative for purposes of this Agreement and as attorney-in-fact and agent for and on behalf of him, her or it with respect to the subject matter hereof, and the taking by the Shareholders' Agent of any and all actions and the making of any decisions required or permitted to be taken or made by them under this Agreement and (c) all of the other terms, conditions and limitations set forth in this Agreement. To the extent a Shareholder has not so agreed in writing, by virtue of such Shareholders' receipt of the Cash Consideration, such Shareholder, without any further act of the part of such Shareholder, is deemed to consent to all of the foregoing.

          1.4  Escrow Proceeds.  At the Closing, Actuate shall deliver to the
          ---  ---------------
Escrow Agent to hold in escrow, as collateral for the indemnification obligations of the Shareholders pursuant to the Purchase Agreement and the provisions herein, the amount of five hundred forty thousand dollars ($540,000) (the "Escrow Fund"). The portion of the Escrow Fund contributed on behalf of each Shareholder shall be as set forth in the attached Exhibit B. The Escrow
                                                       ---------
Fund shall be deposited with and held by the Escrow Agent in accordance with the terms and conditions hereof. The amount of money held in the Escrow at any time, including interest, accretion in principal and other income or gain realized upon investment of cash in the Escrow Fund, is referred to herein as the "Escrow Proceeds."

          1.5  Investments.
          ---  -----------

               (a) The Escrow Fund, together with all interest and other income and gains accruing thereon, shall be invested by the Escrow Agent, without distinction as to principal and income, upon the instruction of Actuate and the Shareholders' Agent in one or more of the following investments: interest bearing open-ended or time deposits of any domestic bank (including deposit in the Escrow Agent's bank money market deposit accounts), including one or more accounts maintained in the commercial banking department (if any) of the Escrow Agent; provided, however, that any amount not invested in the Escrow Agent's bank money market deposit accounts shall be invested, to the extent reasonably possible, in accounts that are insured by the Federal Deposit Insurance Corporation ("FDIC"), or short-term U.S. Department of Treasury bills, or any short-term government obligation money market fund that includes similar investments. The parties shall indemnify and hold the Escrow Agent harmless from any and all liability for acting upon the investment instructions given in this
Section 1.5. The Escrow Agent shall not be liable for any loss resulting from any investment made pursuant to this Agreement.

               (b) For the purpose of investing funds held in escrow, the Escrow Agent may accept and act upon the joint oral instructions of Actuate and the Shareholders' Agent (the "Authorized Callers"). The Escrow Agent will confirm all oral investment instructions to Actuate and the Shareholders' Agent in writing within two (2) business days. If there is any discrepancy between any oral instructions and a written confirmation of those instructions, the Escrow Agent's records of oral investment instructions shall govern. The parties shall indemnify and hold the Escrow Agent harmless from any and all liability for acting on any oral investment instructions purported to be given by the Authorized Callers. The Escrow Agent shall not be responsible for the authenticity of any such instructions, whether or not the person giving the instructions was, in fact, an Authorized Caller. In no event shall the Escrow Agent be liable to parties hereunder for any consequential, special or exemplary damages, including but not limited to lost profits, from any cause whatsoever arising out of, or in any way connected with acting upon oral instructions believed by the Escrow Agent in good faith to be genuine. The Escrow Agent will act upon investment instructions the day such instructions are received, provided the requests are communicated within a sufficient amount of time to allow the Escrow Agent to make the specified investment. Instructions received after an applicable investment cutoff deadline will be treated as being received by the Escrow Agent on the next business day, and the Escrow Agent shall not be liable for any loss arising directly or indirectly, in whole or in part, from the inability to invest funds on the day the instructions are received. Escrow Agent shall not be liable for loss incurred by the actions of third parties or by any loss arising by error, failure or delay in making an investment that is caused by circumstances beyond the Escrow Agent's reasonable control.

          1.6  Shareholders' Agent.
          ---  -------------------

               (a) The Shareholders' Agent shall be constituted and appointed as agent for and on behalf of the Shareholders to give and receive notices and communications, to authorize delivery to any indemnified party of amounts of the Escrow Proceeds in satisfaction of claims, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, such claims, and more generally to act with respect to this Agreement and the disposition or other handling of all claims, rights and obligations arising hereunder and to take all actions necessary or appropriate in his judgment for the accomplishment of the foregoing. The Shareholders shall be bound by all actions taken by the Shareholders' Agent in connection with this Agreement, and the Escrow Agent, Actuate BV and Actuate shall be entitled to rely on any action or decision of the Shareholders' Agent in accordance herewith.

               (b) Such Shareholders' Agent may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten
(10) days' prior written notice to Actuate and the Escrow Agent. If Shareholders' Agent is for any reason unwilling or unable to serve as Shareholders' Agent during the term of this Agreement, Shareholders' Agent may resign as shareholders' agent by giving at least thirty (30) days' prior written notice to each of Actuate and the Escrow Agent, such resignation to be effective thirty (30) days following the date such notice is given. No bond shall be required of the Shareholders' Agent, and the Shareholders' Agent shall receive no compensation for his or her services, except for payment of the Shareholders' Agent's expenses. The Shareholders' Agent's expenses in connection with its duties hereunder may be satisfied from the Escrow Fund, but only to the extent that Escrow Proceeds remain following the satisfaction of all claims and the provision for any and all pending claims, and prior to distribution thereof. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the Shareholders.

               (c) The Shareholders' Agent shall not be liable for any act done or omitted hereunder as shareholders' agent while acting in good faith, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Shareholders shall severally indemnify the Shareholders' Agent and hold the Shareholders' Agent harmless against any loss, liability or expense incurred without bad faith on the part of the Shareholders' Agent and arising out of or in connection with the acceptance or administration of the Shareholders' Agent's duties hereunder.

               (d) The Shareholders' Agent shall have reasonable access to information about Actuate BV and its Subsidiaries, any claim, any damages and the indemnified parties and the reasonable assistance of Actuate BV's and its Subsidiaries' officers and employees for purposes of performing its duties and exercising its rights hereunder, provided that the Shareholders' Agent shall treat confidentially and not disclose any non-public information from or about Actuate BV or its Subsidiaries to anyone other than Actuate and its officers, directors, employees and agents or the courts or arbitrators selected pursuant to Section 3.5 herein (except on a need-to-know basis to individuals who agree to treat such information confidentially).

               (e) A decision, act, consent or instruction of the Shareholders' Agent, taken in the manner set forth in this Agreement, shall constitute a decision of all Shareholders and shall be final, binding and conclusive upon each such Shareholder, and the Escrow Agent and Actuate may rely upon any decision, act, consent or instruction of the Shareholders' Agent taken in such manner as being the decision, act, consent or instruction of each and every such Shareholder.

                                  ARTICLE II

                          Release of Escrow Proceeds
                          --------------------------

          2.1  Release of Escrow Proceeds.   Except to the extent there is then
          ---  --------------------------
pending a claim for an Indemnifiable Amount (as defined in Article III below) (an "Indemnifiable Claim") against the Shareholders, and subject to Section 2.2 below, the Escrow Proceeds shall be released from the Escrow Fund hereunder and delivered to the Shareholders on the six-month anniversary of the Closing.

          2.2 If there is a pending Indemnifiable Claim against the Shareholders under the Purchase Agreement at the time of the scheduled escrow release under Section 2.1, the Escrow Proceeds released to the Shareholders shall be reduced by the amount of the pending Indemnifiable Claim until such time as the Indemnifiable Claim is resolved, and Actuate is authorized to instruct the Escrow Agent of such reduction pursuant to the procedures set forth in Sections 3.3 and 3.4 of this Agreement.

          2.3  Timing of Payments.  If Escrow Proceeds are held in the Escrow
          ---  ------------------
Fund after the six-month anniversary of the Closing pursuant to Section 2.2 hereof, then the Escrow Agent shall pay the remainder of the Escrow Proceeds to the Shareholders as soon as all pending Indemnifiable Claims have been resolved and paid.

                                  ARTICLE III

                                Indemnification
                                ---------------

          3.1  Shareholders' Liabilities.  Subject to Article II, the Escrow
          ---  -------------------------
Fund shall serve as collateral for the indemnity obligations of the Shareholders set forth in the Purchase Agreement for all amounts payable or owing to Actuate under the provisions of Article IX of the Purchase Agreement (collectively, "Indemnifiable Amounts"), for a period of six (6) months immediately following the Closing Date (the "Escrow Period"). The Escrow Fund is the sole and exclusive source for any and all amounts and indemnities due by the Shareholders pursuant to the provisions of this Agreement.

          3.2  Third Party Claims.
          ---  ------------------

               (a) With respect to any claims or demands by third parties, whenever Actuate shall have notice that such a claim or demand has been asserted or threatened against Actuate BV or Actuate which would or could constitute a basis for Indemnifiable Amounts hereunder, Actuate shall promptly send concurrent written notice of their claim to the Shareholders' Agent and the Escrow Agent pursuant to the procedures set forth in Section 3.3 of this Agreement. In no case shall the Shareholders be liable under this Agreement or the Purchase Agreement with respect to any claim or demand by a third party unless the Shareholders' Agent is notified in writing by Actuate of such claim or demand promptly after Actuate shall have notice of such claim or demand. The Shareholders' Agent shall then have the right to contest, negotiate or settle any such claim or demand through counsel of its own selection, reasonably satisfactory to Actuate, which claim or demand, and any resulting legal fees, shall be paid from the Escrow Fund; provided,
                                                                  --------
however, that the Shareholders' Agent shall not, without the prior written
-------
consent of Actuate, which consent shall not be unreasonably withheld, settle, compromise or offer to settle or compromise any such claim or demand (i) out of an application of the Escrow Fund, (ii) in a manner which results in any liability or loss of Actuate BV or Actuate or (iii) on a basis which would or could result in the imposition of an order, judgment, injunction or decree which would or could restrict the future activity or conduct of Actuate BV or Actuate. In the event that (i) the Shareholders' Agent should fail to give written notice to Actuate BV or Actuate of the intention of the Shareholders' Agent to contest or settle any such claim or demand within fifteen (15) days after Actuate has notified the Shareholders' Agent that any such claim or demand has been asserted or threatened, or (ii) such notice is given but any such claim or demand is not promptly settled or promptly and diligently contested by the Shareholders' Agent, Actuate shall notify the Escrow Agent of the Shareholders' Agent's failure to act or to promptly settle or contest such claim and shall have the right upon fifteen (15) days prior written notice to the Shareholders' Agent to satisfy and discharge the same by payment from the Escrow Fund, compromise or otherwise, subject to the provisions of Sections 3.3 and 3.4 below; provided,
                                                                    --------
however, that the Actuate may not effect the settlement or discharge of any such
-------
claim without the consent of the Shareholders' Agent, which consent shall not be unreasonably withheld. As an exception to the above procedures, Actuate may also, if it so elects and entirely within its own discretion, defend any such claim or demand in the event Actuate reasonably concludes that the potential exposure to Actuate with respect to such third party claim exceeds or may exceed the remaining balance of Escrow Fund at such time or reasonably concludes that such third party claim may materially and adversely affect Actuate or another affiliate of Actuate other than as a result of money damages or other money payments, in which event Actuate must follow the procedures of Section 3.3 below with respect to any claims for Indemnifiable Amounts.

               (b) Actuate BV, its Subsidiaries and Actuate shall cooperate with all reasonable requests of the Shareholders' Agent and make reasonably available applicable records of Actuate BV, its Subsidiaries and their personnel with knowledge of such matters, in connection with any matter or claim for Indemnifiable Amounts under this Agreement.

          3.3  Notice of Claims and Satisfaction Thereof.
          ---  -----------------------------------------

               (a) If and whenever during the term of this Agreement Actuate shall claim an Indemnifiable Amount, Actuate shall send concurrent written notice of its claim signed by an officer of Actuate to the Shareholders' Agent and the Escrow Agent. Such notice shall state in reasonable detail the basis for each such claim, supported by any relevant information and documentation with respect thereto known to Actuate, and the total Indemnifiable Amounts claimed.

               (b) If the Shareholders' Agent shall object to any claim for an Indemnifiable Amount pursuant to this Agreement, the Shareholders' Agent shall give concurrent written notice of such objection to the Escrow Agent and Actuate within forty-five (45) days after the date the notice of claim is given to the Shareholders' Agent as determined in accordance with the provisions of Section
6.1 hereof (the "Notice Date"), and for a period of forty-five (45) days after delivery of such notice to the Shareholders' Agent, the Escrow Agent shall not make any delivery of any Escrow Proceeds to Actuate pursuant to any Section hereof. If the Shareholders' Agent does not give notice of an objection within the Notice Date, or shall have agreed in writing within such forty-five (45) day period that such an Indemnifiable Amount should be paid, the Escrow Agent shall, promptly after such period, cause to be transferred to Actuate that portion of the Escrow Fund equal to the Indemnifiable Amount. Notwithstanding the foregoing, Actuate may not receive any portion of the Escrow Fund unless and until a notice or notices satisfying the requirements of subsection 3.3(a) above and identifying Damages the aggregate amount of which exceeds fifty thousand dollars ($50,000) has or have been sent to the Shareholders' Agent and the Escrow Agent as provided in subsection 3.3(a) above and such amount is determined pursuant to this Agreement to be payable (the "Escrow Basket"). Once the Escrow Basket has been satisfied, Actuate shall be eligible to receive Escrow Funds for Indemnifiable Amounts in excess of the Escrow Basket, in accordance with the provisions hereof.

          3.4  Response to Objection.  In case the Shareholders' Agent shall so
          ---  ---------------------
object in writing to any claim or claims by Actuate, Actuate and the Shareholders' Agent shall attempt in good faith for sixty (60) days to agree upon the rights of the respective parties with respect to each of such claims. If the Shareholders' Agent and Actuate should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and shall distribute the Escrow Proceeds from the Escrow in accordance with the terms thereof. If no such agreement can be reached after good faith negotiation, either Actuate or the Shareholders' Agent may, by written notice to the other, demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration as set forth in Section 9.8(b) of the Purchase Agreement.

          3.5  Dispute Resolution.  Any dispute involving the Escrow Agent as a
          ---  ------------------
party and involving only the terms or application of this Agreement, but not the terms or application of the Purchase Agreement, shall be settled by the courts of California, and each of the parties hereby consents to the exclusive jurisdiction of any court in California, with respect to such disputes. Any other disputes arising under this Agreement, and also involving disputes under the Purchase Agreement, shall be settled by arbitration as set forth in the Purchase Agreement and shall be subject to the law of the Netherlands, notwithstanding anything to the contrary in Section 6.5 hereof.

                                  ARTICLE IV

                               Escrow Mechanics
                               ----------------

          4.1  Effect of Delivery.  Any Escrow Proceeds delivered out of the
          ---  ------------------
Escrow Fund to satisfy the Indemnifiable Amounts in accordance with Sections 3.2, 3.3 and 3.4 will be transferred to Actuate and all rights, title and interest of the Shareholders in and to such transferred Escrow Proceeds shall immediately terminate.

          4.2  Ownership of Escrow Proceeds.  Except as contemplated hereunder,
          ---  -----------------------------
no Escrow Proceeds or any beneficial interest therein may be pledged, sold, assigned or transferred or otherwise disposed of (including by operation of law), by a Shareholder or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Shareholder, prior to the delivery to the Shareholder of the Escrow Proceeds by the Escrow Agent.

          4.3  Escrow Fees.  The fees of the Escrow Agent plus any out of pocket
          ---  -----------
expenses of the Escrow Agent shall be paid out of the Escrow Fund.

          4.4  Interest and Other Earnings.
          ---  ---------------------------

               (a) Except as provided below, all interest, accretion in principal or other income or gain realized upon any investment of cash hereunder shall be retained or deposited as Escrow Proceeds in the account(s) established to hold the Escrow Fund hereunder. For tax reporting purposes, during the pendency of the Escrow, the Escrow Agent shall report all interest, accretion in principal or other income or gain realized upon any investment of the Escrow Proceeds to the Shareholders. The Shareholders shall provide the Escrow Agent with their taxpayer identification numbers and related documentation as may be necessary for such tax reporting and payment purposes. All interest, accretion in principal or other income or gain realized upon any investment of the Escrow Fund shall be deemed to constitute part of the Escrow Fund for purposes of this Agreement and shall be distributed in accordance with the terms of this Agreement.

               (b) The parties acknowledge that upon the release of Escrow Proceeds from the Escrow Fund to Shareholders, the Escrow Agent is authorized and instructed to treat a portion thereof as interest income for federal, state and other jurisdictional income tax purposes under applicable tax rules.

               (c) The parties acknowledge that payment of the Escrow Proceeds will be subject in whole or in part to backup withholding unless either a properly completed Internal Revenue Service Form W-8 or W-9 certification is submitted to the Escrow Agent.

          4.5  Payment of Escrow Proceeds.  The Escrow Agent shall release or
          ---  --------------------------
distribute Escrow Proceeds within two (2) business days after the Escrow Agent has received the requisite notice or other documents to such effect, in good form, or after the passage of the applicable claims period or release date, as the case may be.

                                   ARTICLE V

                         Authority and Indemnification
                         -----------------------------

          5.1  Authority.  Upon consummation of the Purchase and in
          ---  ---------
consideration of the mutual promises and covenants set forth in the Purchase Agreement, the Shareholders and Actuate shall be deemed to have irrevocably appointed the Escrow Agent to hold all of the Escrow Proceeds subject to this Agreement until their release in accordance with this Agreement.

          5.2  Responsibilities of Escrow Agent.
          ---  --------------------------------

               (a) The Escrow Agent shall hold and safeguard the Escrow Proceeds during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement (not as property of Actuate) and shall hold and dispose of the Escrow Proceeds only in accordance with the terms hereof.

               (b) With respect to this Agreement, the parties acknowledge and agree that Escrow Agent is acting solely as an independent escrow agent pursuant to this Agreement.

               (c) Escrow Agent shall not be required to institute or defend any action involving any matters referred to herein or which affects it or its duties or liabilities hereunder unless it is required to do so by any party to this Agreement and then only upon receiving indemnity in accordance with Section
5.3 hereto, against any and all claims, liabilities and expenses in relation thereto. Except as otherwise contemplated by this Section 5.2(c), in the event any action is instituted against Escrow Agent, Escrow Agent may interplead the parties hereto and may deposit the subject matter of this escrow into court and in such event Escrow Agent shall be relieved and/or discharged from any and all obligations and liabilities under and pursuant hereto.

               (d) Escrow Agent shall not be responsible or liable for any act or omission on its part in the performance of its duties as Escrow Agent under this Agreement except as such act or omission constitutes gross negligence or fraud.

          5.3  Indemnity.  Actuate, Actuate BV and each of the Shareholders (but
          ---  ---------
only to the extent of their proportional interest in the Escrow Fund) hereby individually and severally agree to indemnify Escrow Agent and hold it harmless against any claim which may be made against it in connection with its actions as Escrow Agent hereunder, including any loss to the extent of the aggregate amount paid in settlement of any litigation commenced or threatened, or for any claim whatsoever as set forth herein, including any expense or loss incurred by it in connection with such claim, if such settlement is effected with the written consent of both

Actuate and the Shareholders' Agent; provided that Escrow Agent shall not be indemnified against any such loss, damage, expense, liability or claim arising out of or based upon its failure to perform in accordance with this Agreement or arising out of its bad faith, negligence, or willful failure to perform its obligations; provided, further, that the Shareholders' indemnification obligations shall be limited to the Escrow Proceeds not released pursuant to
Section 2.1 at the time the Escrow Agent makes a claim for indemnity hereunder. In no case shall Shareholders be liable under this Agreement with respect to any lawsuit filed against Escrow Agent unless the Shareholders are notified by Escrow Agent, by letter or by telegram or telex confirmed by letter, of the commencement of any such action within a reasonable time after such person shall have been served with a summons or other first legal process giving information as to the nature and basis of the lawsuit. Actuate and the Shareholders shall each be entitled to participate at their own expense in the defense of any such lawsuit, and if one of the parties so elects within a reasonable time after receipt of such notice, upon receiving consent from the other party, such party shall assume the defense of any lawsuit. In the event that a party assumes the defense of any lawsuit, such defense shall be conducted by counsel chosen by such party and satisfactory to Escrow Agent. If counsel is so retained, the defendant or defendants in the lawsuit shall bear the fees and expenses of any additional counsel thereafter retained by it or them.

          5.4  Reliance.  Escrow Agent shall not be responsible for the
          ---  --------
genuineness of any certificate or signature, and may rely conclusively upon and shall be protected when acting upon any notice, affidavit, request, consent, instruction or other instrument believed by it in good faith to be genuine or to be signed or presented by the proper person, or duly authorized, or properly made. Escrow Agent shall have no responsibility except for the performance of its express duties hereunder and no additional duties shall be inferred or implied by this Agreement.

          5.5  Legal Compliance.  Except for instructions and notices from the
          ---  ----------------
Shareholders' Agent and Actuate, the Escrow Agent is hereby authorized and directed to disregard any and all notices and warnings that may be given by any person, firm or corporation except (a) a final order, determination, or award of an arbitrator pursuant to Section 3.5 hereof or (b) a final order, judgment or decree of any court of competent jurisdiction made, filed, entered or issued, in either case, from which no further appeal may be taken, and the Escrow Agent is hereby authorized to comply with and obey any and all such final orders, determinations, awards, judgments and decrees of any such arbitrator or court. If the Escrow Agent shall comply with or obey any such order, determination, award, judgment or decree of any such arbitrator or court, he or she shall not be liable to any of the parties hereto, or to any other person, firm, association or corporation, by reason of any such compliance or obedience even if any such order, determination, award, judgment or decree may be subsequently revised, modified, annulled, set aside or vacated.

          5.6  Records.  The Escrow Agent shall keep all evidence of investments
          ---  -------
of the Escrow Fund (including, but not limited to, savings account passbooks, certificates, notes and other similar items) in a place of safekeeping at an office of the Escrow Agent, or with a safe deposit company, including any such safe deposit company owned in whole or in part by the Escrow Agent or an affiliate of the Escrow Agent. The Escrow Agent shall keep accurate accounts of all income and interest earned by the Escrow Proceeds in the Escrow Fund.

                                  ARTICLE VI

                                 Miscellaneous
                                 -------------

          6.1  Notices.  Any notice or other communication required or permitted
          ---  -------
to be given to the parties hereto shall be deemed to have been given if personally delivered (including personal delivery by facsimile) or delivered by commercial courier service, or four days after mailing by certified or registered mail, return receipt requested, first class postage prepaid, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 6.1):

               (a)  If to Actuate Corporation:

                    Actuate Corporation
                    999 Baker Way, Suite 200
                    San Mateo, California  94404
                    Attn.:  William P. Garvey, Esq.

               (b)  with a copy (which shall not constitute notice) to:

                    Gunderson Dettmer Stough Villeneuve Franklin & Hachigian,
                    LLP
                    155 Constitution Drive
                    Menlo Park, California  94025
                    Attn.:  Jeff Higgins, Esq.

               (c)  If to the Shareholders' Agent:

                    Schroder Ventures Holdings, Ltd.
                    120 Cheapside
                    London EC2 V6DS
                    U.K.
                    Attn:

               (d)  If to the Escrow Agent:

                    Greater Bay Trust Company
                    400 Emerson Street, Second Floor
                    Palo Alto, California  94301
                    Attn.:  _____________

          6.2  Amendment.  This Agreement may be amended only by a writing
          ---  ---------
executed by all the parties hereto.

          6.3  Successor to Escrow Agent.  If Escrow Agent is for any reason
          ---  -------------------------
unwilling or unable to serve as escrow agent during the term of this Agreement, Escrow Agent may resign as escrow agent by giving at least thirty (30) days' prior written notice to each of Actuate and the Shareholders' Agent, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Actuate and the Shareholders' Agent may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts) given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent who is not affiliated with Actuate shall be appointed by Actuate with the approval of Shareholders' Agent, which approval shall not be unreasonably withheld. Any such successor escrow agent shall deliver to Actuate and the Shareholders' Agent a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the escrow agent hereunder and shall be entitled to receive the assets in the Escrow Fund upon five (5) days written notice to the parties.

          6.4  Termination.  This Agreement shall terminate upon the earlier of
          ---  -----------
(a) the mutual written express agreement of the parties hereto and (b) when all of the Escrow Fund has been distributed according to the terms hereof.

          6.5  Interpretation.  The validity, construction, interpretation and
          ---  --------------
enforcement of this Agreement shall be determined and governed by the laws of the State of California without giving effect to the conflicts of laws principles thereof. The invalidity or unenforceability of any provision of this Agreement or the invalidity or unenforceability of any provision as applied to a particular occurrence or circumstance shall not affect the validity or enforceability of any of the other provisions of this Agreement or the applicability of such provision, as the case may be. All provisions of the Purchase Agreement shall be incorporated herein by reference as if set forth in their entirety herein.

          6.6   Attorneys' Fees; Remedies.  If any arbitration is filed or
          ---   -------------------------
instituted or any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or to protect the rights obtained hereunder, the prevailing party shall be entitled to its reasonable attorneys' fees, costs, and disbursements in addition to any other relief to which it may be entitled. The rights and remedies of the parties under this Agreement and the Purchase Agreement and all other letters, certificates or documents executed in connection herewith and therewith are cumulative and not exclusive of any rights, remedies, powers and privileges that may otherwise be available to the parties hereto.

          6.7   Counterparts.  This Agreement may be signed in one or more
          ---   ------------
counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

          6.8   Nonassignability.  No party may, without the prior express
          ---   ----------------
written consent of each other party, assign this Escrow Agreement in whole or in part.

          6.9   Successors and Assigns.  This Agreement and all actions taken
          ---   ----------------------
hereunder in accordance with its terms shall be binding upon and inure to the benefit of Actuate, its subsidiaries, and their respective successors, the Escrow Agent and its successors, the Shareholders and their respective successors, heirs, executors, administrators and legal representatives, and the Shareholders' Agent and the Shareholders' Agent's successors.

          6.10  Waiver.  No waiver by any party hereto of any condition or of
          ----  ------
any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition of breach, in any one instance, shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

          IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first above written.

                              ACTUATE CORPORATION,
                              a Delaware corporation

                              By:_______________________________
                                   Nicolas C. Nierenberg
                                   Chief Executive Officer




                              ACTUATE HOLDING B.V.,
                              a Netherlands corporation

                              By:_______________________________
                              Its:______________________________

                              SCHRODER VENTURES HOLDINGS, LTD.,
                              AS SHAREHOLDERS' AGENT OF THE SHAREHOLDERS OF ACTUATE BV


                              __________________________________


                              GREATER BAY TRUST COMPANY,
                              a California Corporation


                              By:_______________________________
                              Name:_____________________________
                              Title:____________________________



                      SIGNATURE PAGE TO ESCROW AGREEMENT

                                   EXHIBIT A
                                   ---------

                           Stock Purchase Agreement

                                   EXHIBIT B
                                   ---------

                          Schedule of Escrow Proceeds
                         Delivered by Each Shareholder

                                      E-2